UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

COLUMBIA SPORTSWEAR COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Portland, Oregon

April 5, 2011

Dear Shareholders:

You are cordially invited to attend our annual meeting of shareholders at 3:00 p.m. Pacific Time on Friday, May 27, 2011, at our headquarters located at 14375 NW Science Park Drive, Portland, Oregon 97229. Details of the business to be conducted at the annual meeting are provided in the attached Notice of Annual Meeting and Proxy Statement. At the annual meeting, we will also report on the company’s operations and respond to any questions you may have.

Your vote is very important. Whether or not you attend the annual meeting in person, it is important that your shares are represented and voted at the meeting.

•

If you are a shareholder of record: please promptly complete, sign, date, and return the enclosed proxy card. You may also grant a proxy by telephone or via the Internet by following the instructions on the enclosed proxy card.

•

If you hold your shares in street name: please vote your shares by following the instructions set forth in the Notice provided by your broker, bank, trust, or other holder of record. In most cases, you may be permitted to submit your voting instructions by mail, by telephone, or via the Internet.

If you attend the meeting, you will have the right to revoke your proxy and vote your shares in person. Please read “How You Can Vote” and “How You Can Revoke Your Proxy and/or Change Your Vote” in the Proxy Statement for further information.

Very truly yours,

/s/ Timothy P. Boyle
Timothy P. Boyle
President and Chief Executive Officer

COLUMBIA SPORTSWEAR COMPANY

14375 NW Science Park Drive

Portland, Oregon 97229

(503) 985-4000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 27, 2011

Dear Shareholders:

Our annual meeting will be held at 3:00 p.m. Pacific Time on Friday, May 27, 2011, at 14375 NW Science Park Drive, Portland, Oregon 97229. The purpose of the meeting is:

1.	To elect directors for the next year;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2011;

3.	To approve, by non-binding vote, executive compensation;

4.	To recommend, by non-binding vote, the frequency of executive compensation votes; and

5.	To act upon any other matters that may properly come before the meeting.

Only shareholders of record at the close of business on March 23, 2011, are entitled to vote at the meeting. A list of shareholders will be available for inspection beginning March 28, 2011, at our corporate headquarters.

By Order of the Board of Directors

/s/ Peter J. Bragdon
Peter J. Bragdon
Senior Vice President of Legal and Corporate Affairs, General Counsel and Secretary

Portland, Oregon

April 5, 2011

PROXY STATEMENT

COLUMBIA SPORTSWEAR COMPANY

PROXY STATEMENT

Annual Meeting of Shareholders

SUMMARY OF PROCEDURES

Proxy Statement Information. The Board of Directors of Columbia Sportswear Company, an Oregon corporation, is soliciting proxies to be used at the annual meeting of shareholders to be held at 3:00 p.m. Pacific Time on Friday, May 27, 2011, at Columbia’s headquarters, located at 14375 NW Science Park Drive, Portland, Oregon 97229, for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement, our 2010 Annual Report to Shareholders, and our form of proxy will be provided to shareholders on or about April 5, 2011. The expense of soliciting proxies, including the cost of preparing, assembling, and mailing the Notice, Proxy Statement, 2010 Annual Report to Shareholders, and form of proxy, will be borne by Columbia. We will ask fiduciaries, custodians, brokerage houses and similar parties to forward copies of proxy materials to beneficial owners of stock, and we will reimburse these parties for their reasonable and customary charges for distribution expenses. Proxies may be solicited by use of the mail and the Internet, and our directors, officers and employees may also solicit proxies by telephone, facsimile, and personal contact. No additional compensation will be paid for these services.

Electronic Delivery of Proxy Materials. In accordance with Securities and Exchange Commission rules, Columbia’s proxy materials are available to all shareholders on the Internet. Instead of receiving paper copies of the Notice, Annual Report to Shareholders, Proxy Statement and/or form of proxy in the mail, you may access these communications electronically via the Internet. If you received any proxy materials in the mail this year and would like to receive the materials electronically next year, please write to us at Columbia Sportswear Company, Attention: Investor Relations, 14375 NW Science Park Drive, Portland, Oregon 97229. Once you provide your consent to receive electronic delivery of proxy materials via the Internet, your consent will remain in effect until you revoke it.

Householding of Proxy Materials. The Securities and Exchange Commission has adopted rules that permit companies and intermediaries to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” may be more convenient for shareholders and less expensive for companies. A number of brokers with accountholders who are company shareholders will be householding our Notice or proxy materials. If you have received notice from Columbia or your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you wish to receive a separate set of our proxy materials now or in the future, we will promptly deliver a separate copy of these materials to you upon written or oral request made to us at Columbia Sportswear Company, Attention: Investor Relations, 14375 NW Science Park Drive, Portland, Oregon 97229. You may also contact Investor Relations at (503) 985-4000. If at any time you no longer wish to participate in householding, please notify your broker or write to us at the address listed above. If you currently receive multiple copies of the proxy materials and would like to request householding, please contact your broker or write to us at the address above.

Who Can Vote. Only shareholders of record at the close of business on March 23, 2011 (the “record date”) are entitled to notice of and to vote at the annual meeting or any adjournments of the annual meeting. At the close of business on March 23, 2011, 33,899,946 shares of our Common Stock, the only authorized voting security of the company, were issued and outstanding. Because holders of Common Stock are entitled to one vote per share, a total of 33,899,946 votes are entitled to be cast at the annual meeting.

How You Can Vote. Shareholders may vote in person at our annual meeting or by proxy. To vote by proxy:

•

If you are a shareholder of record: please promptly complete, sign, date, and return the enclosed proxy card. You may also grant a proxy by telephone or via the Internet by following the instructions on the enclosed proxy card.

•

If you hold your shares in street name: please vote your shares by following the instructions set forth in the Notice provided by your broker, bank, trust, or other holder of record. In most cases, you may be permitted to submit your voting instructions by mail, by telephone, or via the Internet.

All shares for which a proxy has been properly granted and not revoked will be voted at the annual meeting in accordance with your instructions. If you grant a proxy but do not give voting instructions, the shares represented by your proxy will be voted as recommended by the Board of Directors.

How You Can Revoke Your Proxy and/or Change Your Vote. You can revoke your proxy at any time before it is voted at the annual meeting by:

•	Submitting to the Secretary a written notice of revocation bearing a later date than the date of your proxy;

•	Submitting to the Secretary a later-dated proxy relating to the same shares; or

•

Attending the annual meeting and voting in person. If your shares are held in the name of a broker, bank, trust, or other nominee, you must obtain a proxy, executed in your favor, from the nominee to be able to vote at the meeting.

Any written notice revoking a proxy should be sent to Columbia Sportswear Company, Attention: Peter J. Bragdon, Senior Vice President of Legal and Corporate Affairs, General Counsel and Secretary, 14375 NW Science Park Drive, Portland, Oregon 97229, or hand-delivered to the Secretary at or before the vote at the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 23, 2011, regarding the beneficial ownership of shares of our Common Stock by (i) each person known by us to own beneficially more than 5% of our Common Stock, (ii) each of our directors and our director nominee, (iii) each executive officer named in the Summary Compensation Table (each, a “named executive officer”), and (iv) all of our executive officers and directors as a group. The address for each of our executive officers, directors and our director nominee is 14375 NW Science Park Drive, Portland, Oregon 97229. Except as otherwise noted, the persons listed below have sole investment and voting power with respect to the shares owned by them.

Name	Shares Beneficially Owned		Percentage of Shares(1)
Timothy P. Boyle	14,526,952	(2)	42.85
Gertrude Boyle	5,310,707		15.67
Sarah A. Bany	1,532,352	(3)	4.51
John W. Stanton	342,045	(4)	1.01
Bryan L. Timm	149,242	(5)	*
Michael W. McCormick	75,738	(6)	*
Stephen E. Babson	74,577	(7)	*
Walter T. Klenz	47,464	(8)	*
Edward S. George	46,409	(9)	*
Thomas B. Cusick	44,326	(10)	*
Murrey R. Albers	38,945	(11)	*
Andy D. Bryant	28,024	(12)	*
Ronald E. Nelson	300	(13)	*
All executive officers, directors and director nominees as a group (15 persons)	22,318,145	(14)	64.75

*	Less than 1%

(1)	Shares that the person or group has the right to acquire within 60 days after March 23, 2011 are deemed to be outstanding in calculating the percentage ownership of the person or group but are not deemed to be outstanding as to any other person or group.

(2)	Includes (a) 358,545 shares held in trust, for which Mr. Boyle’s wife is trustee, for the benefit of Mr. Boyle’s family, (b) 417 shares held in trust for Mr. Boyle’s wife, for which she is trustee, (c) 2,494,397 shares held in eight grantor retained annuity trusts for which Mr. Boyle is trustee and income beneficiary and (d) 1,000 shares held in the Boyle Columbia Sportswear Company Voting Trust, for which Mr. Boyle serves as initial trustee. The Voting Trust provides for the deposit of additional shares of Columbia Sportswear Common Stock and the appointment of successor trustees in the event of Mr. Boyle’s death or incapacity (as defined in the voting trust agreement).

(3)	Includes (a) 289,319 shares held in two grantor retained annuity trusts for which Ms. Bany is trustee and income beneficiary, (b) 264,331 shares held by DSRA, LLC and (c) 47,292 shares subject to options exercisable within 60 days after March 23, 2011. Also includes 10,883 shares held by the Marie Lamfrom Charitable Foundation, for which Ms. Bany is a trustee. Ms. Bany disclaims beneficial ownership of these shares.

(4)	Includes 25,000 shares held by the Aven Foundation, for which Mr. Stanton is a trustee. Mr. Stanton disclaims beneficial ownership of these shares. Also includes 32,363 shares subject to options exercisable within 60 days after March 23, 2011.

(5)	Includes 139,240 shares subject to options exercisable within 60 days after March 23, 2011, and 123 shares subject to RSUs that vest within 60 days after March 23, 2011. Amount does not include 1,100 shares earned under the individual performance component of the equity-based incentive compensation plan, but not yet vested. These shares vest on December 31, 2011.

(6)	Includes 57,982 shares subject to options exercisable within 60 days after March 23, 2011, and 123 shares subject to RSUs that vest within 60 days after March 23, 2011. Amount does not include 960 shares earned under the individual performance component of the equity-based incentive compensation plan, but not yet vested. These shares vest on December 31, 2011.

(7)	Includes (a) 2,250 shares held by Babson Capital Partners, LP, for which Mr. Babson is general partner, (b) 5,500 shares held by the Jean McCall Babson Trust, for which Mr. Babson is trustee and whose beneficiaries include members of Mr. Babson’s family, (c) 1,000 shares held by Mr. Babson’s wife and (d) 32,127 shares subject to options exercisable within 60 days after March 23, 2011.

(8)	Includes 39,038 shares subject to options exercisable within 60 days after March 23, 2011.

(9)	Includes (a) 7,800 shares held by George Family Investment L.P., (b) 9,599 shares held by The George Family Trust, for which Mr. George is a trustee. Mr. George disclaims beneficial ownership of these shares. Also includes 28,010 shares subject to options exercisable within 60 days after March 23, 2011.

(10)	Includes 39,330 shares subject to options exercisable within 60 days after March 23, 2011 and 82 shares subject to RSUs that vest within 60 days after March 23, 2011.

(11)	Includes 34,332 shares subject to options exercisable within 60 days after March 23, 2011.

(12)	Includes 20,387 shares subject to options exercisable within 60 days after March 23, 2011.

(13)	Director nominee.

(14)	Includes 565,941 shares subject to options exercisable within 60 days after March 23, 2011, and 395 shares subject to RSUs that vest within 60 days after March 23, 2011.

CORPORATE GOVERNANCE

Board Involvement in Risk Oversight. Columbia’s management is responsible for identifying, assessing and managing the material risks facing Columbia. The Board of Directors generally oversees Columbia’s risk management practices and processes. The Board has delegated primary oversight of the management of (i) financial and accounting risks to the Audit Committee, (ii) compensation risk to the Compensation Committee and (iii) governance and compliance risk to the Nominating and Corporate Governance Committee. Each of these committees routinely reports to the Board on the management of these specific risk areas. To permit the Board and its committees to perform their respective risk oversight roles, individual members of management who supervise Columbia’s risk management report directly to the Board or the relevant committee of the Board responsible for overseeing the management of specific risks, as applicable. For this purpose, management has a high degree of access and communication with independent directors. Because a majority of the Board consist of independent directors and each committee of the Board consists solely of independent directors, Columbia’s risk oversight structure conforms to the Board’s leadership structure discussed below and Columbia’s belief that having a strong, independent group of directors is important for good governance.

The Board of Directors also oversees and participates in a process of risk assessment within Columbia that is designed to identify the most salient enterprise risks facing Columbia’s business and to evaluate how Columbia’s corporate strategies align to manage those risks. Annually, each independent director participates in interviews and provides his judgment and assessment of the relative likelihood and magnitude of risks identified. The overall assessment also includes participation from company executives and a broad selection of managers. The results of the annual assessment are reviewed with and discussed by the entire Board. The Board believes that the process serves to identify material risks in a timely manner and to promote, when necessary, appropriate actions to address the management of the risks. For example, in recent years Columbia’s corporate strategic planning efforts have been enhanced in direct response to the overall assessment results.

Finally, the Board oversees various organizational structure, policies and procedures at Columbia, such as the Code of Business Conduct and Ethics, to promote ethical conduct and compliance with law. For example, Columbia maintains a hotline for employees to report violations of the Code and the chair of the Audit Committee and the chair of the Nominating and Corporate Governance Committee receive copies of all hotline alerts.

Corporate Governance Guidelines. Columbia’s Board of Directors has adopted and annually reviews Corporate Governance Guidelines that address:

•	Director qualifications;

•	Director independence;

•	Director responsibilities;

•	Board committees;

•	Director access to officers, employees and others;

•	Director compensation;

•	Director orientation and continuing education;

•	Chief Executive Officer evaluation and management succession;

•	Annual board and committee performance evaluations; and

•	Review of and access to the Corporate Governance Guidelines.

A copy of our Corporate Governance Guidelines is available on our website at www.columbia.com.

Independence. The Board of Directors has adopted a Nominating and Corporate Governance Committee Charter that is available for review on our website at www.columbia.com. Under our Nominating and Corporate

Governance Committee Charter, which adopts the standards for “independence” under the applicable NASDAQ listing rules and the Securities and Exchange Commission rules, a majority of the members of the Board of Directors must be independent, as determined by the Board of Directors. The Board of Directors has determined that Messrs. Albers, Babson, Bryant, George, Klenz and Stanton are independent and, accordingly, a majority of our Board of Directors is independent. The Board of Directors has also determined that director nominee Mr. Nelson is independent. In addition, all members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent. There are no undisclosed transactions, relationships, or arrangements that were considered by the Board of Directors in connection with the determination of whether any particular director or director nominee is independent.

Code of Business Conduct and Ethics. Our Board has adopted a Code of Business Conduct and Ethics that sets out basic principles to guide all of Columbia’s officers, directors and employees worldwide, as well as representatives, consultants and agents in their dealings with or on behalf of Columbia. Employees have access to a confidential compliance line operated by an outside agency where they can report concerns anonymously. Our Code of Business Conduct and Ethics has been translated into various languages and is available to our employees. A copy of our Code of Business Conduct and Ethics is available on our website at www.columbia.com.

Communications with the Board. Any shareholder may communicate with the Board of Directors, individually or as a group, by writing to the member or members of the Board of Directors, c/o Peter J. Bragdon, Senior Vice President of Legal and Corporate Affairs, General Counsel and Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be compiled by the Secretary and submitted to the individual director or directors to whom the communications are addressed. Communications with the Board of Directors regarding recommendations of individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors must be made in accordance with the Director Nomination Policy described below.

Board Leadership. Under our Board structure, leadership is provided primarily by the persons in the following positions, each of whom performs separate roles:

•	Chairman of the Board;

•	President and Chief Executive Officer; and

•	Chair of the Nominating and Corporate Governance Committee.

Gertrude Boyle is Chairman of the Board and Timothy P. Boyle is our President and Chief Executive Officer. Most of the functions typically performed by a chairman, such as convening and presiding over meetings of the Board, are performed by our President and Chief Executive Officer rather than our Chairman. As Chairman, Mrs. Boyle is recognized as a leader, keeper of institutional knowledge and significant stakeholder of Columbia. As President and Chief Executive Officer, Mr. Boyle is primarily responsible for Columbia’s general operations and implementing its business strategy, and presides over Board meetings. Mr. Boyle is also Columbia’s largest shareholder. For these reasons, the Board believes that, at this time, Columbia and its shareholders are best served by also having the President and Chief Executive Officer convene, establish agenda items for, and preside over meetings of the Board.

Columbia believes that having a strong, independent group of directors is important for good governance, and the Board has been, and continues to be, a strong proponent of Board independence. Consequently, Columbia’s corporate governance structures and practices include several independent oversight mechanisms. For example,

•

six of the Board’s nine current members, the director nominee, and each of the members of the Board’s Audit, Compensation and Nominating and Corporate Governance Committees, are independent directors under applicable NASDAQ listing rules;

•	each director is free to suggest the inclusion of items for the Board’s agenda and to raise at any Board meeting subjects that are not on the agenda for that meeting; and

•	the charters of each of the Board’s standing committees provide that each of these committees may seek legal, accounting or other expert advice from sources independent of Columbia’s management.

Moreover, the Board believes Columbia’s corporate governance practices ensure that strong and independent directors will continue to effectively oversee Columbia’s management and key issues related to long-range business plans, strategy and risks, and integrity. Pursuant to these governance practices, the Chairman of the Nominating and Corporate Governance Committee, in addition to his role as chairman of that committee:

•	convenes and presides over meetings of the independent directors in executive session;

•	convenes and presides over an annual off-site meeting of the independent directors; and

•	is available for consultation and direct communication from shareholders, if requested.

In performing the duties described above, the Chairman of the Nominating and Corporate Governance Committee consults with the chairs of the appropriate Board committees and solicits their participation.

We intend to reexamine our Board leadership structure on an ongoing basis to ensure that it continues to meet Columbia’s needs.

Board Meetings. The Board of Directors met eight times in 2010. Four executive sessions of the Board of Directors were held in 2010. Each director attended at least 75% of the total number of meetings of the Board of Directors and of each committee on which the director serves, except Mr. Stanton. We do not maintain a formal policy regarding director attendance at annual shareholder meetings. Five of our nine directors attended our 2010 annual meeting of shareholders.

Board Committees. The Board of Directors has designated three standing committees. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee each operate under a written charter that is available for review on our website at www.columbia.com. The current membership of each committee and its principal functions, as well as the number of times it met during fiscal year 2010, are described below.

Audit Committee. The Audit Committee is composed of Messrs. George, Bryant and Stanton. The Board of Directors has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements. The Board has also determined that Mr. George is an “audit committee financial expert” as defined in regulations adopted by the Securities and Exchange Commission. A description of the functions performed by the Audit Committee and Audit Committee activity is set forth below in “Report of the Audit Committee.” The Audit Committee met five times in 2010. Mr. George chairs the Audit Committee.

Compensation Committee. The Compensation Committee is composed of Messrs. Albers, Babson and Klenz. The Compensation Committee determines compensation for the company’s executive officers and administers the company’s 1997 Stock Incentive Plan, the 1999 Employee Stock Purchase Plan and the Executive Incentive Compensation Plan. The Compensation Committee’s processes and procedures for determining compensation for the company’s executive officers and directors are described below in “Compensation Discussion and Analysis.” The Compensation Committee met six times in 2010. Mr. Albers chairs the Compensation Committee.

The Compensation Committee retained PricewaterhouseCoopers LLP as its outside compensation consultant for 2010. The Committee chose PricewaterhouseCoopers primarily because of the competence, knowledge, background and reputation of the representative who advises the Committee. The consultant reports directly to the Committee. Based on direction from the Committee, PricewaterhouseCoopers provides the Committee with:

•	information about market trends in executive officer compensation;

•	general information on compensation practices at other companies;

•	specific data on the compensation paid to executive officers at peer companies; and

•	analyses of performance measures used in incentive programs.

PricewaterhouseCoopers also:

•	assists the Committee in its evaluation of executive pay, practices and programs; and

•	advises the Committee on ad hoc issues related to broad-based compensation plans and international compensation issues.

PricewaterhouseCoopers reports on executive officer compensation matters and presents findings directly to the Compensation Committee, but does not provide recommendations on compensation decisions for individual executive officers. From time to time our Vice President of Global Human Resources provides information and feedback to PricewaterhouseCoopers on various compensation matters. Moreover, PricewaterhouseCoopers provides our Vice President of Global Human Resources and our President and CEO with copies of the information provided to the Committee.

In 2010, management separately engaged PricewaterhouseCoopers to perform tax consulting services. Tax consulting arrangements are requested and approved by management separately from any work that is requested by the Compensation Committee. The PricewaterhouseCoopers representative who provides services to the Committee did not participate in these tax consulting services. Also in 2010, the company subscribed to PricewaterhouseCoopers’ update service regarding regulatory developments in the European Union. The following is a summary of the approximate fees incurred by Columbia to PricewaterhouseCoopers in 2010 for all services, as categorized below:

2010
Executive and Director Compensation Consulting Fees(1)	$87,164
Other Fees(2)	$302,315

Total	$389,479

(1)	Fees for services requested and approved by the Compensation Committee and billed to Columbia by PricewaterhouseCoopers LLP in 2010 consisted of (i) executive benchmarking and executive hiring packages; (ii) director compensation benchmarking and analysis; (iii) executive compensation trend analyses; (iv) equity plan design and analysis; and (v) attendance at Compensation Committee meetings.
(2)	Other fees for services requested and approved by management consisted of domestic and international tax consulting and transaction analyses and a regulatory update service.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of Messrs. Albers, Babson, Bryant, George, Klenz and Stanton. The Nominating and Corporate Governance Committee develops and recommends corporate governance guidelines and standards for business conduct and ethics, identifies individuals qualified to become Board members, and makes recommendations regarding nominations for director. The Nominating and Corporate Governance Committee will consider individuals recommended by shareholders for nomination as director in accordance with the procedures described under “Director Nomination Policy” below. The Nominating and Corporate Governance Committee also oversees the annual self-evaluations of the Board and its committees and makes recommendations concerning the size, structure, composition and membership of the Board of Directors and its committees. The

Nominating and Corporate Governance Committee met four times in 2010. Mr. Babson chairs the Nominating and Corporate Governance Committee.

Director Nomination Policy. Shareholders may recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors by submitting a written recommendation to the Nominating and Corporate Governance Committee, c/o Peter J. Bragdon, Senior Vice President of Legal and Corporate Affairs, General Counsel and Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether the individual can read and understand financial statements, and board memberships, if any, for the Nominating and Corporate Governance Committee to consider. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the shareholders. Recommendations received by December 31, 2011 will be considered for nomination at the 2012 Annual Meeting of Shareholders. Recommendations received after December 31, 2011 will be considered for nomination at the 2013 Annual Meeting of Shareholders. In addition to shareholder recommendations, the Nominating and Corporate Governance Committee may identify potential director nominees through referrals by directors, officers, employees, and third parties, referrals by search firms, and internal research and recruitment activities.

Director Selection and Qualifications. Following the identification of director candidates, the Nominating and Corporate Governance Committee meets to discuss and consider each candidate’s qualifications and determines by majority vote the candidates who the Committee believes will best serve the company. In evaluating director candidates, the Committee considers a variety of factors, including the composition of the Board as a whole, the characteristics of each candidate, and the performance and continued tenure of incumbent Board members. The Committee considers these factors to evaluate potential candidates regardless of the source of the recommendation. The Committee believes that director candidates should possess high ethical character, business experience with high accomplishment in his or her respective field, the ability to read and understand financial statements, relevant expertise and experience, and the ability to exercise sound business judgment. Candidates must also be over 21 years of age. In addition, the Committee believes at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by the Securities and Exchange Commission rules, and that a majority of the members of the Board should meet the definition of “independent director” under the applicable NASDAQ listing requirements. The Committee also believes key members of our management should participate as members of the Board.

As described above, our Board believes that maintaining a strong, independent group of directors that comprise a majority of our Board is important for good governance, and six of our nine current directors, and our director nominee, qualify as independent. The Board believes that all of our independent directors and the director nominee (i) are financially literate and (ii) possess the other qualities described in our Corporate Governance Guidelines, including integrity and moral responsibility, the capacity to evaluate strategy and reach sound conclusions and the willingness and ability to devote the time required to fulfill the duties of a director. In addition, the Board places high value on the ability of individual directors to contribute to a constructive Board environment.

The Board believes that our current directors, as a whole, provide the diversity of experience and skills necessary for a well-functioning board and that the addition of Mr. Nelson, who was recommended for nomination to the Board of Directors by the independent directors comprising our Nominating and Corporate Governance Committee, will strengthen industry related experience on the Board. All of our independent directors and our director nominee have substantial senior executive-level experience. Each of Mrs. Boyle, Mr. Boyle and Ms. Bany are significant shareholders of Columbia, and as such their interests are aligned with other shareholders for building long-term shareholder value. For a more complete description of individual backgrounds, professional experiences, qualifications and skills, see the director profiles set forth under “Election of Directors” below.

Board Diversity. Columbia’s Corporate Governance Guidelines establish that the Nominating and Corporate Governance Committee of the Board is responsible for reviewing annually with the Board the desired skills and characteristics of new Board members and the composition of the Board as a whole. In assessing the appropriate composition of the Board, the Committee considers factors set forth in the Corporate Governance Guidelines, including diversity. Although the Board does not maintain a specific policy with respect to Board diversity, the Board believes that the Board should be a diverse body, and the Committee considers a broad range of background and experience in its assessment. The Committee considers these and other factors as it oversees the annual Board and committee assessments.

Compensation Committee Interlocks and Insider Participation. No member of our Compensation Committee is a past or present officer or employee of ours or any of our subsidiaries, nor has any member of our Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934. Likewise, none of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, where one of the other entity’s executive officers served on our Board of Directors or Compensation Committee.

Certain Relationships and Related Transactions. Joseph P. Boyle, son of Timothy P. Boyle and grandson of Gertrude Boyle, is employed by Columbia as a general merchandising manager. Joseph P. Boyle receives an annual salary of $150,000 and is eligible to receive bonus, equity and employment benefits available to other employees in comparable positions. The Nominating and Corporate Governance Committee reviewed and ratified this arrangement.

B2 Flight LLC, a limited liability company wholly owned by Timothy P. Boyle and his wife, leases its aircraft to Columbia for business use upon request and on a per use basis at prices comparable to commercial airfare for each business traveler. Columbia directly employs pilots and a mechanic for flight crew services and pays all related costs. Such costs are billed to and reimbursed by B2 Flight LLC, net of a portion allocable to Columbia’s business use of the aircraft. In 2010, Columbia paid B2 Flight LLC $126,908 for use of the aircraft. Columbia also incurred $92,313 for related flight crew services (net of $397,562 reimbursed by B2 Flight LLC). We believe that these transactions were on terms at least as fair to Columbia as those that would have been available in arm’s-length negotiated transactions.

Our Chairman, Gertrude Boyle, was the victim of a targeted crime, including an attempted kidnapping, in November 2010. In response to the incident, Columbia established security protocols recommended by an independent security review for Mrs. Boyle and hired a former police officer to oversee those protocols. The former police officer is an in-law of Timothy P. Boyle.

Related Transactions Approval Process. Our Nominating and Corporate Governance Committee generally approves in advance any transactions with an officer, director, 5% or greater shareholder, or any immediate family member of an officer, director, or 5% or greater shareholder (“related person”) pursuant to our related person transaction approval policy. A “related person transaction” is any actual or proposed transaction or series of transactions amounting to more than $120,000 in which Columbia was or is to be a participant, and in which a related person had or will have a direct or indirect material interest. Our policy requires that the Committee review the material facts of any transaction that could potentially qualify as a “related person transaction” and either approve or disapprove of our entry into the transaction. If advance Committee approval is not feasible, the related person transaction is considered, and if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Committee takes into account, among other factors it deems to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated person in the same or similar circumstances and the extent of the related person’s direct or indirect interest in the transaction. If a related person transaction is ongoing, the Committee may establish guidelines for management to follow in its ongoing dealings with the related person. Thereafter, the Committee reviews and assesses ongoing relationships with the related person annually to confirm they are in compliance with the Committee’s guidelines and are appropriate.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors, and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors, and beneficial owners of more than 10% of our Common Stock are required to furnish to us copies of all section 16(a) reports they file. Based solely on a review of reports that we received and on written representations from reporting persons regarding compliance, we believe that all section 16(a) transactions were reported on a timely basis in 2010.

DIRECTOR COMPENSATION

Our director compensation program is intended to enable us to:

•	attract and retain qualified non-employee directors by providing total compensation that is competitive with other companies; and

•	align directors’ interests with shareholders’ interests by including equity as a significant portion of each non-employee director’s compensation package.

In setting director compensation, we consider compensation offered to directors by other companies, the amount of time that our directors spend providing services to us, and the experience, skill and expertise that our directors have. Directors who are employees of Columbia receive no separate compensation for their service as directors.

Each director who is not a Columbia employee receives:

•	a $60,000 annual board service fee;

•	a $10,000 annual committee service fee for each committee on which the director serves as a member;

•	a $15,000 annual committee chair fee for each committee (except the Audit Committee) that the director serves on as chair;

•	a $20,000 annual Audit Committee chair fee if the director chairs the Audit Committee;

•	a $3,500 company merchandise allowance;

•	reasonable out-of-pocket expenses incurred in attending meetings; and

•	an annual equity award as follows:

•

a stock option grant valued at $50,000 (using the Black-Scholes valuation method) to purchase shares of our Common Stock at an exercise price equal to the closing market price of our Common Stock on the date of grant, and

•

a grant of time-based restricted stock units valued at $50,000 based on the closing market price of our Common Stock on the date of grant, discounted by the present value of the future stream of dividends over the vesting period using the Black-Scholes valuation method.

One-third of the stock options become exercisable and one-third of the shares of restricted stock units vest annually on each anniversary of the grant date. Directors may elect to receive equity compensation in lieu of all or half of the $60,000 cash retainer, allocated between stock options and/or restricted stock unit awards that vest in full on the first anniversary of the grant date. As described in more detail below, in 2010, four of our seven non-employee directors elected to receive equity compensation in lieu of half of their $60,000 annual board service fee for the twelve month period beginning May 25, 2010.

In January 2010, the Board of Directors modified the compensation program for non-employee directors by permitting directors who own more than $50 million of Columbia Common Stock to elect to receive cash in lieu of the annual equity award. Cash payments are made in a single lump sum based on the present value of $100,000 if paid over the three-year period applicable to the annual equity awards. In April 2010, Sarah A. Bany elected to receive cash in lieu of the 2010-2011 annual equity awards.

2010 Director Compensation Table

The following table summarizes the compensation earned by each non-employee director in 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Sarah A. Bany	128,690	—	—	3,500	132,190
Murrey R. Albers	70,000	80,041	50,014	3,307	203,362
Stephen E. Babson	70,000	80,041	50,014	314	200,369
Andy D. Bryant	35,000	80,041	50,014	2,662	167,717
Edward S. George	90,000	50,012	50,014	2,502	192,528
Walter T. Klenz	80,000	50,012	50,014	3,500	183,526
John W. Stanton	35,000	80,041	50,014	836	165,891

(1)	The amounts set forth in the “Stock Awards” and “Option Awards” columns in the table above reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718—Stock Compensation. These amounts may not correspond to the actual value eventually realized by the director, which depends in part on the market value of our Common Stock in future periods. Assumptions used in the calculation of these amounts are described in the Notes to Consolidated Financial Statements for the year ended December 31, 2010, included in Columbia’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. The following table sets forth the aggregate number of stock awards and the aggregate number of option awards held as of December 31, 2010, by each of our directors.

Name	Stock Awards Outstanding	Option Awards Outstanding
Timothy P. Boyle	—	—
Gertrude Boyle	—	—
Sarah A. Bany	1,576	55,319
Murrey R. Albers	3,251	45,691
Stephen E. Babson	3,251	37,393
Andy D. Bryant	3,251	25,653
Edward S. George	2,634	44,848
Walter T. Klenz	2,634	50,397
John W. Stanton	3,251	37,629

(2)	The amounts set forth in the “All Other Compensation” column consist of the clothing allowance accepted by the respective director.

Annual cash fees paid to the directors are recommended by the Compensation Committee for Board approval and paid quarterly beginning on the date the director is elected by shareholders at our annual meeting of shareholders. The 2010 Director Compensation Table does not include reimbursement for reasonable out-of-pocket expenses incurred in connection with meeting attendance. Messrs. Albers, Babson, Bryant and Stanton each received equity in lieu of $30,000 of the annual fees due to them for 2010-2011 service. Equity grants in lieu of fees are included in the “Stock Awards” and “Option Awards” columns as described in Footnote 1 above.

PROPOSAL 1: ELECTION OF DIRECTORS

A Board of ten directors will be elected at the Annual Meeting. The directors are elected at each annual meeting to serve until the next annual meeting or until their successors are elected and qualified. Proxies received from shareholders, unless directed otherwise, will be voted FOR election of the following nominees: Mrs. Gertrude Boyle, Ms. Sarah A. Bany, and Messrs. Timothy P. Boyle, Murrey R. Albers, Stephen E. Babson, Andy D. Bryant, Edward S. George, Walter T. Klenz, Ronald E. Nelson and John W. Stanton. Each nominee, other than Mr. Nelson, is now a director of Columbia. If any of the nominees for director becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to a proxy for a substitute or substitutes. Set forth below are the name, age and occupation of each of the nominees. Specific skills contributing to the nominee’s overall qualifications as a member of the Board are also highlighted.

Name, Principal Occupation, Other Directorships and Qualification Highlights

Gertrude Boyle (age 87) has served as Chairman of the Board of Directors since 1970. Mrs. Boyle also served as Columbia’s President from 1970 to 1988. Mrs. Boyle is Timothy P. Boyle and Sarah A. Bany’s mother. Mrs. Boyle has been involved in the business throughout its various stages, and in particular, she has been an active participant in Columbia’s promotional campaigns. Mrs. Boyle’s philanthropic endeavors and leadership in the Portland community have been widely recognized and honored, enhancing Columbia’s community relationships.

Timothy P. Boyle (age 61) has served on the Board of Directors since 1978. Mr. Boyle joined Columbia in 1971 as General Manager and has served as President and Chief Executive Officer since 1988. Mr. Boyle is also a member of the board of directors of Northwest Natural Gas Company (NYSE: NWN) and Craft Brewers Alliance, Inc. (Nasdaq: HOOK). Mr. Boyle is Gertrude Boyle’s son and Sarah A. Bany’s brother. Mr. Boyle has spent his entire business career growing Columbia Sportswear into one of the largest outerwear companies in the world. Mr. Boyle’s customer relationships, market knowledge and breadth of experience performing nearly every function within the company has resulted in a deep understanding of the business issues facing the company.

Sarah A. Bany (age 52) has served on the Board of Directors since 1988. Since 2001, Ms. Bany has been a co-owner of Moonstruck Chocolate Company, where she currently serves as Executive Vice President of Brand Development. From 1979 to August 1998, Ms. Bany held various positions at Columbia Sportswear Company, including Director of Retail Stores. Ms. Bany is Gertrude Boyle’s daughter and Timothy P. Boyle’s sister. Ms. Bany’s years of service at the company and her brand development experience has resulted in a deep understanding of Columbia’s business, particularly with respect to brand enhancement and marketing.

Murrey R. Albers (age 69) has served on the Board of Directors since July 1993. Mr. Albers chairs the Compensation Committee. Mr. Albers is President and Chief Executive Officer of United States Bakery, a bakery with operations in Oregon, Washington, Idaho, Montana and California. Mr. Albers, who has been in his current position since June 1985, joined United States Bakery as general manager of Franz Bakery in 1975. Mr. Albers’ executive experience provides the company with insights into operations, acquisitions and valuable business relationships in the region where the company operates its headquarters.

Stephen E. Babson (age 60) has served on the Board of Directors since July 2002. Mr. Babson chairs the Nominating and Corporate Governance Committee. Mr. Babson has been a managing director in Endeavour Capital, a Northwest private equity firm, since April 2002. Before that, Mr. Babson was an attorney at Stoel Rives LLP. Mr. Babson joined Stoel Rives in 1978, was a partner from 1984 to February 2002, and served as its chairman from July 1999 to February 2002. Mr. Babson serves on a number of boards of privately-held companies, including ESCO Corporation, Columbus Foods, LLC, Little Red Services, Inc., National Frozen Foods Corporation, New Seasons Market, LLC, Northland Transportation Company, Tidewater Holdings, Inc. and Bristol Farms, Inc. Mr. Babson brings a combination of financial and legal expertise to the Board. His experience in a private equity firm provides the company with valuable insights related to capital markets, strategic planning and financial integrity.

Andy D. Bryant (age 60) has served on the Board of Directors since 2005. Mr. Bryant is Executive Vice President of Technology, Manufacturing and Enterprise Services and Chief Administrative Officer of Intel Corporation. Mr. Bryant joined Intel in 1981 as Controller for the Commercial Memory Systems Operation, became the Chief Financial Officer in February 1994, and was promoted to Senior Vice President in January 1999. Mr. Bryant expanded his role to Chief Financial and Enterprise Services Officer in December 1999, and

was promoted to Chief Administrative Officer in October 2007. Prior to joining Intel, Mr. Bryant held positions in finance at Ford Motor Company and Chrysler Corporation. Mr. Bryant served on the Board of Directors of Synopsys, Inc. (Nasdaq: SNPS) from 1999 to 2005 and is a member of the board of directors of Kryptiq Corporation and McKesson Corporation (NYSE: MCK). Mr. Bryant’s years of experience at a large, global public company provide operational, strategic planning and financial expertise to the Board.

Edward S. George (age 74) has served on the Board of Directors since 1989. For 30 years, until his retirement, Mr. George worked in the banking industry. From 1980 to 1990, he was President and Chief Executive Officer of Torrey Pines Bank and from 1991 to 1998 he served as a financial consultant. Mr. George also served as a director of First National Bank of San Diego until its sale in September 2002. Mr. George’s banking experience provides the Board and the Audit Committee, for which he serves as chair, with valuable financial expertise. The Board has designated Mr. George as an “audit committee financial expert.”

Walter T. Klenz (age 65) has served on the Board of Directors since 2000. He served as Managing Director of Beringer Blass Wine Estates from 2001 until his retirement in 2005. Mr. Klenz became President and Chief Executive Officer of Beringer Wine Estates in 1990, and Chairman of its board of directors in August 1997, and he served in those positions until the 2000 acquisition of Beringer Wine Estates by Foster’s Group Limited. Mr. Klenz joined Beringer Wine Estates in 1976 as director of marketing for the Beringer brand, where he also served as Chief Financial Officer from 1981 to 1990. He served as a director of America West Airlines from 1998 until 2005. Mr. Klenz also serves as a director of Vincraft Group and J. Lohr Winery, both privately-held wine companies. Mr. Klenz brings a combination of global branding, distribution, financial and operational expertise to the Board.

Ronald E. Nelson (age 68) joined NIKE, Inc. in 1976 and went on to serve as vice president from 1982 to 1997, overseeing a wide variety of operations, including the company’s early advertising, promotions and retail operations, global footwear sourcing and financing, and global apparel division, and served as president of NIKE’s Japanese subsidiary from 1995-1997, retiring from the company in 1997. Mr. Nelson served as an advisory board member to Columbia Sportswear in the 1970s and today serves as an informal advisor to several small companies. We expect Mr. Nelson’s broad and deep experience within the apparel and footwear industry to provide the Board with insights and guidance regarding our global supply chain, marketing and growth strategies.

John W. Stanton (age 55) has served on the Board of Directors since 1997. Mr. Stanton is currently engaged in private investment activities, including Trilogy Equity Partners, which invests in wireless-related companies, and Trilogy International Partners, which operates wireless systems internationally. Mr. Stanton served as Chairman and Chief Executive Officer of Western Wireless Corporation and its predecessor companies from 1992 until shortly after its acquisition by ALLTEL Corporation in 2005. From 1994 to 2002, Mr. Stanton also served as Chairman and Chief Executive Officer of VoiceStream Wireless Corporation. Mr. Stanton is chairman of the board of directors of Clearwire Corporation (Nasdaq: CLWR) and previously served on the board of directors of ALLTEL Corporation and Hutchison Telecommunications International Limited. Mr. Stanton’s executive and entrepreneurial experiences provide the company with insights into global operations, strategic planning, mergers and acquisitions and financial matters.

RECOMMENDATION BY THE BOARD OF DIRECTORS

The Board of Directors recommends that shareholders vote FOR election of the nominees named in this Proxy Statement. If a quorum of shareholders is present at the annual meeting, the ten nominees for election as directors who receive the greatest number of votes cast at the meeting will be elected directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. If any of the nominees for directors at the annual meeting becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes. Shares held through a broker or other nominee who is a New York Stock Exchange member organization will only be voted in favor of the director nominees if the shareholder provides specific voting instructions to the broker or other nominee to vote the shares in favor of that proposal.

AUDIT COMMITTEE REPORT

Management is responsible for the preparation, presentation and integrity of the company’s financial statements and for maintaining appropriate financial reporting controls and procedures designed to reasonably ensure such integrity. As described more fully in its charter, the Audit Committee’s role is to assist the Board in its governance, guidance, and oversight regarding the financial information provided by the company to the public or governmental bodies, the company’s systems of internal controls, and the company’s auditing, accounting, and financial reporting processes in general. A copy of the Audit Committee’s charter, which is reviewed and reassessed by the Audit Committee on an annual basis, is available at www.columbia.com.

Deloitte & Touche LLP, the company’s independent registered public accounting firm, is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the effectiveness of the company’s internal control over financial reporting. The Audit Committee oversees the relationship between the company and its independent registered public accounting firm, including appointment of the independent registered public accounting firm, reviewing and pre-approving the scope of services and related fees to be paid to the independent registered public accounting firm, and assessing the independent registered public accounting firm’s independence. The Audit Committee regularly meets with management and the company’s independent registered public accounting firm to discuss, among other things, the preparation of the financial statements, including key accounting and reporting issues.

The Audit Committee has:

•	reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements and audit of internal control over financial reporting;

•	discussed with Deloitte & Touche LLP the matters required to be discussed under the standards of the Public Company Accounting Oversight Board (Communication with Audit Committees);

•

received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with Deloitte & Touche LLP the independent registered public accounting firm’s independence from the company and its management; and

•

reviewed and approved the fees paid to Deloitte & Touche LLP for audit and non-audit services, and discussed whether Deloitte & Touche LLP’s provision of non-audit services was compatible with maintaining its independence.

In considering the nature of the non-audit services provided by Deloitte & Touche LLP, the Audit Committee determined that these services are compatible with the provision of independent audit services.

Based on the Audit Committee’s review and the meetings, discussions and reports described above, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board that the company’s audited consolidated financial statements for the year ended December 31, 2010 be included in the company’s Annual Report on Form 10-K.

Members of the Audit Committee:

Edward S. George—Chairman

Andy D. Bryant

John W. Stanton

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the 2011 fiscal year, subject to ratification of the selection by our shareholders at our annual meeting.

Principal Accountant Fees and Services

For work performed in regard to fiscal years 2009 and 2010, we paid Deloitte & Touche LLP the following fees for services, as categorized below:

	2009	2010
Audit Fees(1)	$1,360,838	$1,416,563
Audit-Related Fees(2)	21,384	75,550
Tax Fees(3)	184,624	143,623
All Other Fees	—	—

Total	$1,566,846	$1,635,736

(1)	Fees for audit services billed to Columbia by Deloitte & Touche LLP in 2009 and 2010 consisted of:

•	audit of Columbia’s annual financial statements and Sarbanes-Oxley Act, Section 404 related services;
•	reviews of Columbia’s quarterly financial statements; and
•	statutory and regulatory audits, consents and other services related to Securities and Exchange Commission matters.

(2)	Fees for audit-related services billed to Columbia by Deloitte & Touche LLP in 2009 consisted of employee benefit plan audits. Fees for audit-related services billed to Columbia by Deloitte & Touche LLP in 2010 consisted of employee benefit plan audits and an International Financial Reporting Standards (IFRS) conversion diagnostic.

(3)	Fees for tax services billed to Columbia by Deloitte & Touche LLP in 2009 and 2010 consisted of:

•	federal tax return compliance assistance;
•	foreign tax compliance, planning and advice;
•	requests for technical advice from taxing authorities; and
•	assistance with tax audits and appeals.

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will be available to respond to appropriate questions. They do not plan to make a statement but will have an opportunity to make a statement if they wish.

Pre-Approval Policy

All of the services performed by Deloitte & Touche LLP in 2010 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditors may perform. The policy requires the Audit Committee to review at each regularly scheduled Audit Committee meeting (a) a description of the services provided or expected to be provided by the independent registered public accounting firms in each of the Disclosure Categories and the related fees and costs, and (b) a list of newly requested services subject to pre-approval since the last regularly scheduled meeting. Generally, pre-approval is provided at regularly scheduled meetings; however, the authority to pre-approve services between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman provides an update to the Audit Committee at the next regularly scheduled meeting of any services for which he granted specific pre-approval.

RECOMMENDATION BY THE BOARD OF DIRECTORS

The Board of Directors recommends that shareholders vote FOR ratification of the selection of Deloitte & Touche LLP as Columbia’s independent registered public accounting firm for the 2011 fiscal year. This proposal will be approved if a quorum is present at the meeting and the votes cast in favor of this proposal exceed the votes cast opposing this proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. The proxies will be voted on this proposal in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the adoption of this proposal.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on its review and the discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K and this Proxy Statement.

Members of the Compensation Committee:

Murrey R. Albers—Chairman

Stephen E. Babson

Walter T. Klenz

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

In 2010, Columbia’s sales grew 19% to a record $1.48 billion. This growth was fueled by double-digit sales increases from all three of our major brands, each of our product categories and each of our geographic regions. Although our full year operating margins remain below our long-term targets, at 7% they were above expectations established for the year. Overall, Columbia saw some very encouraging changes in the marketplace, due in large part to our emphasis on product innovation, enhanced styling, improved retail presentation and integrated marketing. In particular, the results of our direct-to-consumer channels exceeded expectations in 2010.

Columbia’s compensation program aims to reward performance; our executive officers realize a significant portion of their compensation only when we achieve annual and long-term business goals and when our stock price increases. For each named executive officer other than Mrs. Boyle, more than 60% of the officer’s actual 2010 compensation was “at-risk,” or subject to performance requirements. The following are highlights related to Columbia’s 2010 compensation program for our named executive officers:

•

Columbia’s fiscal 2010 net sales increased $239.5 million, or 19%, to a record $1.48 billion, and fiscal 2010 earnings per diluted share were $2.26, compared to $1.97 per diluted share in 2009, resulting in the achievement of 114.2% of the bonus target established under the Executive Incentive Compensation Plan;

•

The named executive officers, other than Mrs. Boyle and Mr. Boyle, receive long-term equity awards in the form of stock options and restricted stock units (“RSUs”) subject to long-term vesting requirements and a significant portion of which are also subject to performance requirements. For these officers, equity awards constitute the majority of each executive’s total compensation opportunity. Columbia believes these awards ensure that a significant portion of the executives’ compensation is tied to long-term stock price performance;

•

Based on the pre-established minimum levels of operating income and return on invested capital for the 2008-2010 performance period, the company performance component target of the performance-based restricted stock unit grant for that period was not met and, accordingly, forfeited;

•	Neither Mrs. Boyle nor Mr. Boyle received equity compensation grants since both already hold a significant amount of our Common Stock;

•	Salary increases for the named executive officers ranged from 3% to 10% based on market conditions and performance factors;

•	For each named executive officer other than Mrs. Boyle, bonus and equity awards comprised more than 50% of the target total direct compensation;

•	Mr. Boyle’s total cash compensation for 2010 was $2,285,366, of which $1,421,838 was earned upon achieving performance objectives established under the Executive Incentive Compensation Plan;

•

Cash compensation (base salary and annual performance-based cash bonus award) levels for the other named executive officers were consistent with the levels generally provided by competitive companies. Columbia has no long-term cash compensation program for its named executive officers;

•

Each of our executive officers is employed “at will” and we have no employment or similar agreements with any of our named executive officers, other than a change in control and severance plan approved by the Board of Directors, in which our Chairman and our President and CEO are not eligible to participate; and

•	Columbia generally does not provide any perquisites or tax reimbursements or other benefits to the named executive officers that are not available to other employees.

In early 2010, in anticipation of continued economic uncertainty and the expected impact on Columbia’s financial results, Columbia’s Compensation Committee adjusted certain compensation programs. As a result, with respect to our long-term compensation, the Committee:

•	Reduced the allocation of performance-based RSUs by 5%, from 35% to 30%;

•	Increased the allocation of time-based RSUs by 5%, from 20% to 25%; and

•	Modified the performance components and relative weight of those components related to the performance-based RSUs.

The performance-based RSUs were modified to provide that if the award otherwise would be forfeited based on failure to achieve the minimum cumulative operating income and existing average return on invested capital measures over the 2010 through 2012 performance period, then a percentage of the RSUs nonetheless would vest if Columbia’s three-year average operating margin exceeded the 25th percentile rank of the three-year average operating margin of companies in Columbia’s peer group over that period. Also, the additional year of service requirement following the completion of the performance period was eliminated.

The Committee believes its actions are consistent with the overall pay for performance philosophy of Columbia’s compensation program and were appropriate to balance compensation opportunities with performance expectations and the degree of difficulty associated with achieving performance goals, and retaining and motivating our executives.

This Compensation Discussion and Analysis, or CD&A, discusses our compensation program for our Chief Executive Officer, or CEO, our Chief Financial Officer, or CFO, and our three other most highly compensated officers in 2010, whom we collectively refer to as our named executive officers. Our named executive officers are:

•	Timothy P. Boyle, President and CEO;

•	Gertrude Boyle, Chairman of our Board of Directors;

•	Bryan L. Timm, Executive Vice President and Chief Operating Officer, or COO;

•	Michael W. McCormick, Executive Vice President of Global Sales and Marketing; and

•	Thomas B. Cusick, Senior Vice President, CFO and Treasurer.

In this CD&A, the terms “we,” “us,” “our” and “the company” refer to Columbia Sportswear Company and not to the Compensation Committee. The compensation programs for our named executive officers also generally apply to our other senior executive officers, and references in this CD&A to executive officers generally include the named executive officers and the other senior executive officers.

In this CD&A, we describe our overall compensation philosophy, objectives and practices. Our compensation philosophy and objectives generally apply to all of our employees, and most of our key employees are eligible to participate in the three main components of our compensation program: base salary, annual cash bonus, and long-term incentives. The relative value of each of these components of our compensation program varies from year to year and for each individual employee, depending on our financial and stock price performance and the employee’s role and responsibilities.

Our compensation program is designed to:

•	align executive officer and shareholder financial interests;

•	encourage prudent risk taking of our executive officers in order to achieve long-term shareholder objectives;

•	enable us to attract, retain and motivate key, highly talented executive officers; and

•	consider competitive compensation practices and other relevant factors without establishing compensation targets at specific benchmark percentiles.

Risk and Compensation

We believe our compensation programs for executive officers appropriately encourage prudent risk taking to achieve long-term shareholder value. A variety of principles and practices contribute to the alignment of our executive compensation programs with our overall risk profile, including:

Principle	Practice

Governance	• all Compensation Committee members are independent, non-employee Board members

Program Design

•    programs are designed to provide motivation across our strategic objectives, short and long-term financial performance, and growth in shareholder value, while also promoting the attraction and retention of executive talent

•    programs balance strategic, financial and shareholder measures

•    programs balance between short and long-term performance and cash and equity compensation

•    the vesting periods applied to long-term incentives provide long-term alignment with shareholders

•    maximum amounts payable are established under performance-based incentive programs

Program Implementation and Management

•    both strategic and financial measures are established at the beginning of a performance period and evaluated at the end of a performance period by the Compensation Committee

•    all elements of executive compensation are reviewed annually by the Compensation Committee, with the assistance of its compensation consultant

•    base salaries and annual adjustments are based on market practices

•    annual incentive payouts have varied over time commensurate with business and individual executive performance

•    long-term incentives have varied over time based on both the company’s financial performance and stock price performance

•    processes are consistent with those established by the Compensation Committee and are monitored by the company’s human resources, finance and legal functions

Compensation objectives

Leadership and motivation of our executive officers are critical to our long-term success and the market for high-quality executive officers in our industry remains competitive. Our challenge is to offer a compensation program that is competitive and at the same time reinforces our core values of product quality, performance and execution in support of our corporate strategies and operating plans.

Compensation program design

Our compensation program is designed to reward our executive officers when they achieve our targeted annual performance goals, increase shareholder value and maintain long-term careers with us. Accordingly, we:

•	provide total compensation that is competitive with other companies in our industry;

•	link bonuses to corporate and individual performance; and

•	align management interests with shareholder interests by tying executive officer compensation in part to long-term shareholder returns.

In our view, a competitive pay package in our industry includes a salary that provides for a minimum level of compensation for an executive officer, a meaningful bonus tied to achievement of both corporate and individual objectives, equity incentives that offer significant rewards if the market price of our Common Stock increases in the future, and benefits competitive with what is offered by similar companies. The total compensation package for our executive officers is substantially weighted toward incentive compensation tied to corporate and individual performance and equity incentives. Therefore, when targeted performance levels are not achieved and/or our stock price decreases, executive officer compensation is substantially reduced. When targeted performance levels are exceeded and our stock price increases, executive officer compensation is substantially increased.

Components of compensation

We have a relatively simple compensation program. For 2010, our compensation program for named executive officers included the following three main components:

•	base salary;

•	annual, short-term incentive compensation; and

•	long-term, equity-based incentive compensation consisting of stock options and performance-based and time-based RSUs.

These three components constitute what we refer to as “total direct compensation” with respect to each named executive officer. We also provide compensation in the form of various other employee benefits and perquisites. Each of these elements helps us achieve the objectives of our compensation program, and we believe that, together, they have been and will continue to be effective in achieving our overall objectives.

Compensation process

The Board of Directors or the Compensation Committee makes all executive officer compensation decisions. Each year, the Committee reviews and evaluates the compensation paid to our executive officers and determines the base salary, target bonus and the equity related grants for each executive officer. We believe the compensation we pay should be competitive, reasonable and performance-based.

The use and weight of each compensation component is based on a subjective determination by the Compensation Committee of the importance of each in meeting our overall objectives. In general, we seek to put a significant amount of each named executive officer’s potential total direct compensation “at risk” based on corporate, individual and stock price performance. As a result, compensation paid on an ongoing, current basis in the form of base salary, benefits and perquisites generally represents less than half of each named executive officer’s potential total direct compensation at target performance levels. In addition, we believe annual compensation paid to our named executive officers, other than our Chairman and our President and CEO, in the form of cash generally should represent approximately 60% to 65%, and consequently non-cash compensation generally should represent approximately 35% to 40%, of each named executive officer’s potential total compensation at target performance levels. Our President and CEO, who currently holds approximately 43% of our outstanding Common Stock, and our Chairman, who currently holds approximately 16% of our outstanding Common Stock, have not historically received, and in 2010 did not receive, any equity compensation awards.

Although we do not engage in traditional benchmarking, as part of our process for determining compensation, we review competitive compensation analyses provided by our compensation consultant that include an estimate of the 25th percentile, median and 75th percentile positions for base salary, target total cash compensation (base salary plus target bonus), and target total direct compensation (base salary plus target bonus plus equity related grants) for each of our named executive officers. In determining competitive, reasonable and appropriate levels of compensation, the Compensation Committee subjectively considers the relationship between the amount of compensation and the approximate median for each of these compensation measures. We also consider several other factors when determining appropriate compensation levels for each executive officer, including:

•	our analyses of competitive compensation practices;

•	individual performance and contributions to financial goals such as sales revenue and operating margin;

•	individual leadership, expectations, expertise, skills and knowledge;

•	labor market conditions; and

•	information and advice from an independent compensation consultant engaged by the Compensation Committee.

Our approach to evaluating these factors is subjective and not formulaic, and the Compensation Committee may place more or less weight on a particular factor when determining an executive officer’s compensation.

Treatment of prior compensation

The Compensation Committee considers, in addition to the factors described above:

•	individual’s accumulated vested and unvested equity awards;

•	current value and potential value over time using stock appreciation assumptions for vested and unvested equity awards;

•	vesting schedule of the individual’s outstanding equity awards;

•	comparison of individual equity awards between executive officers and in relation to other compensation elements;

•	shareholder dilution; and

•	total accounting expense as part of its annual evaluation of executive compensation.

The amount of past compensation, including annual bonus awards and amounts realized or realizable from prior equity awards, is considered but is generally not the most significant factor in the Committee’s evaluation because bonuses are awarded for annual performance and equity awards are granted as part of the target total direct compensation the Committee establishes each year.

Involvement of CEO and management

In determining the total compensation for each executive officer, the Compensation Committee considers the specific recommendations of our President and CEO and our Vice President of Global Human Resources, input from the Committee’s outside compensation consultant, and the Committee’s own assessment of the executive officer’s performance, the executive officer’s expectations and other factors it deems relevant. Our

President and CEO’s and our Vice President of Global Human Resources’ recommendations to the Committee typically include discussion of the role and responsibilities of the executive officer within the company, the performance of the executive officer, the expected future contributions of the executive officer, the executive officer’s own expectations, and competitive and market considerations. Although our President and CEO and our Vice President of Global Human Resources make recommendations regarding the executive officers, neither participates in the discussions concerning his or her own compensation. Our President and CEO does not make recommendations regarding his own compensation, which is solely the responsibility of the Committee.

Competitive survey information

We use multiple compensation survey sources, including general industry surveys, retail/wholesale surveys, and apparel industry surveys. Data represented in these surveys are submitted confidentially by participating companies. Each survey provides a comprehensive list of all companies that participated in the survey, but compensation information is reported statistically without identifying company participants by name. We do not benchmark against specific companies or a specific peer group of companies. We participate in the Towers Perrin (retail/wholesale and general industry) and IPAS® (apparel/footwear retail industry) specialty surveys. PricewaterhouseCoopers compiles the data from these sources and from surveys purchased from Mercer Human Resource Consulting (general industry) and Watson Wyatt Data Services (general industry). These surveys include participating companies that are both smaller and larger than us based on annual revenues and market capitalization. We generally focus on a subset of companies within a comparable range of revenues (typically between 50% and 200% of our annual revenues) or apply revenue-based regression analysis to the survey data for comparability purposes. The result of our analysis is an approximate “market composite” for each element of compensation for each executive officer. Although we do not use this data formulaically, we consider the median, or 50th percentile, of the composite data as one among many factors as part of our subjective analysis regarding the appropriate amounts and types of executive compensation.

Tax considerations

The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code when determining the compensation of executive officers. Section 162(m) limits the amount that we may deduct for compensation paid to our President and CEO and to each of our three most highly compensated officers (other than the President and CEO or the Chief Financial Officer) to $1,000,000 per person, unless certain exemption requirements are met. We believe that compensation paid under our executive officer incentive plans is generally fully deductible for federal income tax purposes. In some circumstances, however, the Committee may approve compensation that will not meet these requirements as a means to ensure competitive levels of total compensation for our executive officers. In any event, the Committee intends to maintain an approach to executive officer compensation that strongly links pay to performance.

Analysis of 2010 named executive officer compensation

General

Our competitive compensation analyses identified relevant market survey data for all our named executive officers except Mrs. Boyle. The Compensation Committee, with the concurrence of PricewaterhouseCoopers, determined that the available competitive market survey data did not adequately reflect Mrs. Boyle’s role, scope of work and responsibilities. Mrs. Boyle has had significant marketing responsibilities and plays a prominent role in our civic and community relations activities. The Committee determined that establishing Mrs. Boyle’s target total direct compensation relative to that of our President and CEO is an appropriate approach in the absence of relevant competitive market survey data. For 2010, the Committee determined that Mrs. Boyle’s target total direct compensation should be between 60% and 70% of our President and CEO’s target total direct compensation.

The 2010 Target Total Direct Compensation table below summarizes the target total direct compensation levels established by the Compensation Committee. Following the table, we discuss each compensation element summarized in the table.

2010 Target Total Direct Compensation

Name	Annual Salary ($)	Target Bonus (as a % of Annual Salary)	Target Total Cash Compensation(1)($)	Target Total Direct Compensation(2)($)
Timothy P. Boyle President and CEO	835,000	110%	1,753,500	1,753,500

Gertrude Boyle Chairman of the Board	819,000	50%	1,228,500	1,228,500

Bryan L. Timm Executive Vice President and COO	485,000	70%	824,500	1,346,397

Michael W. McCormick Executive Vice President of Global Sales and Marketing	485,000	70%	824,500	1,346,397

Thomas B. Cusick Senior Vice President, Chief Financial Officer and Treasurer	357,500	50%	536,250	882,474

(1)	The sum of annual salary plus target bonus.

(2)	The sum of annual salary plus target bonus plus the estimated and probable fair value of the 2010 stock options, time-based and performance-based RSU awards. We grant no equity compensation awards to either our Chairman or our President and CEO.

As part of our analysis in establishing 2010 compensation, we noted that, assuming that the target bonus levels and equity-based incentives performance targets were achieved, our named executive officers’ total direct compensation (annual salary plus bonus plus the expected value of equity incentives) was at the approximate competitive median for Mr. Timm and Mr. McCormick and below the median for Mr. Cusick, who has been in his position less than two years. Mr. Boyle’s total direct compensation was substantially below the competitive market median, reflecting the fact that Mr. Boyle does not receive grants of equity-based incentives because he owns a substantial amount of our Common Stock. Mrs. Boyle’s total direct compensation was set at 70% of our President and CEO’s total direct compensation.

In making compensation determinations, the Compensation Committee did not specifically consider the ratio of our President and CEO’s compensation to that of the executive officers, other than for our Chairman. The average target total direct compensation of our three named executive officers other than our Chairman was 68% of our President and CEO’s target total direct compensation. Specifically, Mr. Timm’s target total direct compensation was 77% of our President and CEO’s, Mr. McCormick’s was 77% of our President and CEO’s, and Mr. Cusick’s was 50% of our President and CEO’s. We believe these relationships appropriately reflect each named executive officer’s level of responsibility.

Excluding our Chairman and our President and CEO, neither of whom received equity-based incentives, the total direct compensation of our named executive officers for 2010 consisted, on average, of the following proportions of components: 37% in base salary, 24% in target short-term incentive compensation, and 39% in equity-based incentives. We believe that our compensation program for named executive officers is aligned with shareholders’ interests as a result of the significant variable and long-term structure of target total direct compensation, and the manner in which the variable compensation is determined.

Base salary

We provide an annual base salary to each named executive officer based in large part on job responsibility, experience level, individual performance, and the amount and nature of the other compensation paid to the named executive officer. The Compensation Committee reviews each named executive officer’s salary annually and makes adjustments when appropriate to reflect competitive market factors and the individual factors described above under “Compensation process.” In 2010, the Committee recommended pay increases for each of the named executive officers, including: a 3% increase for Mr. Boyle and Mrs. Boyle, a 9% increase for Mr. Timm and Mr. McCormick and a 10% increase for Mr. Cusick. We determined the specific amount of each increase based on our subjective analysis of each executive’s responsibilities and job performance, and we considered the competitive median base salary data for each position as one among many factors as part of our subjective analysis. Annual salary adjustments typically become effective in March.

Short-term incentive compensation

We have established an Executive Incentive Compensation Plan for executive officers that provides for the payment of annual bonuses to motivate and reward achievement of corporate and personal objectives. Any discretionary bonuses are made outside of the Executive Incentive Compensation Plan. The Compensation Committee elected not to award discretionary bonuses to any named executive officers related to 2010 performance.

The following table also summarizes the various potential 2010 bonus payouts under the plan as approved by the Committee.

2010 Target Bonus Components

Name	Target Bonus (as a % of Annual Salary)	Company Performance Component (as a % of Actual Bonus)	Individual Performance Component (as a % of Actual Bonus)(1)	Individual Performance Component (as a % of Annual Salary)(1)	Target Company Performance Component (as a % of Annual Salary)	Threshold Company Performance Component (as a % of Annual Salary)(2)	Stretch Company Performance Component (as a % of Annual Salary)(3)
Timothy P. Boyle President and CEO	110%	80%	20%	22%	88%	24%	176%

Gertrude Boyle Chairman of the Board	50%	80%	20%	10%	40%	20%	80%

Bryan L. Timm Executive Vice President and COO	70%	80%	20%	14%	56%	28%	112%

Michael W. McCormick Executive Vice President of Global Sales and Marketing	70%	80%	20%	14%	56%	28%	112%

Thomas B. Cusick Senior Vice President, Chief Financial Officer and Treasurer	50%	80%	20%	10%	40%	20%	80%

(1)	The Individual Performance Component is paid out to the extent individual performance objectives are met or exceeded and company performance is at least 65% of the pre-tax income target established by the Compensation Committee.

(2)	The Threshold Company Performance Component is paid out if 80% of the pre-tax income target set by the Compensation Committee is achieved, and constitutes the minimum company performance component required by the Compensation Committee.

(3)	The Stretch Company Performance Component is paid out if 120% of the pre-tax income target set by the Compensation Committee is achieved, and constitutes the maximum company performance component.

We considered market composite data as one among many factors in our subjective analysis regarding the appropriate bonus target for each executive officer. Our President and CEO’s target bonus amount constitutes a greater percentage of his base salary than the other named executive officers in part because, unlike the other named executive officers (excluding our Chairman), our President and CEO to date has not received equity compensation awards. Assuming the target bonus levels were achieved, Mr. Boyle’s total cash compensation (annual salary plus target bonus) for 2010 was 14% above the competitive market median total cash compensation; however, Mr. Boyle’s total direct compensation was substantially below the competitive market median, reflecting the fact that he does not receive any equity-based incentives. Mrs. Boyle’s total cash compensation was set at approximately 70% of our President and CEO’s total cash compensation. Total cash compensation for each of our other named executive officers was at or below the market median of the competitive market data.

The amount of the actual bonus paid under the plan to each named executive officer is based on the extent to which the company meets or exceeds a performance target set by the Compensation Committee, which consists of a net income goal adjusted for income taxes and bonus payments and excluding specified extraordinary items, and the named executive officer meets or exceeds individual performance objectives. The pre-tax net income target constituted 80% of the total annual bonus potentially payable to each named executive officer under the plan in 2010. The pre-tax net income target is set to align with our strategic plan and expectations regarding our performance. For 2010, the pre-tax income target set by the Committee was $110,800,000 before income tax and bonus expense.

Over the past five years, we have achieved:

•	performance in excess of the company performance target three times, but have not achieved the maximum, “stretch” performance level; and

•	an average payout percentage of 103% of the company performance target award opportunity for the four years in which the minimum threshold was met and a payout was made.

The Committee intends to set the threshold and stretch company performance target levels so that the relative difficulty of achieving the company performance target level is consistent from year to year.

The remaining 20% of the total bonus was based on the named executive officer’s individual performance during the year. The individual performance objectives were set early in 2010 by our President and CEO and consist of financial, operational, brand and product, and personal goals. This determination is based in large part on our President and CEO’s assessment of the named executive officer’s performance against those objectives. The Committee makes its own determination about whether our President and CEO has met or exceeded his individual performance objectives, which were set early in 2010 by the Committee and consist of short-term operational goals, long-term strategic goals, and leadership objectives. To the extent that a named executive officer has met or exceeded the individual performance objectives and company performance was at least 65% of the pre-tax income target under the Executive Incentive Compensation Plan, the Committee may award to the named executive officer the full bonus amount based on achievement of the individual performance objectives (i.e., the amount constituting 20% of the named executive officer’s total potential bonus). If the Committee determines that a named executive officer has not met the individual performance objectives, the corresponding bonus amount may be reduced or eliminated.

For 2010, we achieved net income of 114.2% of the company performance target set by the Compensation Committee. Accordingly, the company performance component was earned and payable, and the individual performance component was eligible to be payable, under the plan. The table below summarizes the actual bonus payouts made in 2010.

2010 Actual Bonuses

Name	Individual Performance Component of Plan Bonus ($)	Company Performance Component of Plan Bonus ($)	Discretionary Bonus ($)	Total Bonus ($)
Timothy P. Boyle President and CEO	165,330	1,256,508	—	1,421,838

Gertrude Boyle Chairman of the Board	81,900	560,196	—	642,096

Bryan L. Timm Executive Vice President and COO	67,900	464,436	—	532,336

Michael W. McCormick Executive Vice President of Global Sales and Marketing	67,900	464,436	—	532,336

Thomas B. Cusick Senior Vice President, Chief Financial Officer and Treasurer	35,750	244,530	—	280,280

Equity-based incentives

Equity-based incentives represent a direct link between executive officer compensation and shareholder returns. In light of this, we believe that offering equity incentives to our executive officers that become more valuable if the market price of our Common Stock increases provides an appropriate additional incentive to the executive officers to work toward this goal. Our equity awards to named executive officers, excluding our Chairman and our President and CEO who do not receive equity awards, take the form of stock options and both performance-based and time-based RSUs.

Stock options are a primary component of our long-term incentive compensation awards. Stock options offer the possibility of substantial gains if our stock appreciates significantly, but no value and little incentive if our stock price drops. Stock options granted under our stock option plan have exercise prices not less than 100% of the closing market price of our Common Stock on the date of the option grant. RSUs, both time-based and performance-based, offer similar incentives to stock options since they reward increases in the market price of our Common Stock, and in that way tie the interests of executive officers to our shareholders’ interests. Unlike stock options, however, these awards can provide retention value even if our stock price does not increase, and also subject executive officers to the same downside risk experienced by shareholders. Further, because of the perceived value of RSUs, we have been able to offer somewhat reduced total grant values than we previously offered solely in the form of stock options. This has reduced the shareholder dilution associated with our equity incentive programs. Finally, we believe that RSUs and restricted stock are being used increasingly by other companies as the primary equity incentives for executives and we need to offer these types of incentives to remain competitive in attracting and retaining executive officers.

We have established appropriate written policies and practices regarding the timing and pricing of equity awards and do not time equity incentive grants in connection with the release of material non-public information.

In 2010, the Compensation Committee established the following mix of forms of annual equity awards for named executive officers, other than our Chairman and our President and CEO, for delivering the expected value of overall long-term incentives:

Expected % of Equity Value
Stock Options	45%
Performance-Based Restricted Stock Units	30%
Time-Based Restricted Stock Units	25%

We chose these types of awards and established this weighting based on the recommendation of our compensation consultant to provide an effective incentive for the executive officers, particularly in light of prevailing economic uncertainty. The Compensation Committee awarded a competitive number of RSUs and option shares that, when added to the particular named executive officer’s target total cash compensation, resulted in a target total direct compensation level that the Committee determined was reasonable and appropriate. We do not believe that the estimated fair value of our equity-based incentives reflected in the Summary Compensation Table and the 2010 Grants of Plan-Based Awards Table is a measure of the compensation actually received or that may be received. Our executive officers are motivated by the potential appreciation in the value of these equity-based incentives if the market price of our Common Stock increases.

The number of performance-based RSUs that vest is determined by reference to achievement of specified performance goals during the performance period. Beginning with the performance-based RSU grants for the 2010 through 2012 period, the performance components and the relative weight of those components were modified from grants made in previous years. As in previous years, if cumulative operating income and average return on invested capital are realized above minimum levels, each named executive officer may be awarded from 0% to 170% of the shares awarded, depending on the relative achievement of the target levels. If minimum levels of cumulative operating income and average return on invested capital are not met, rather than the RSUs being forfeited, as they would have been under grants made in previous years, a percentage of the RSUs nonetheless will vest if Columbia’s average operating margin over the 2010 through 2012 period exceeds the 25th percentile rank relative to a three-year average operating margin of a specific peer group of companies. Generally, the Compensation Committee intends to set the minimum and maximum levels of cumulative operating income and average return on invested capital so that the relative difficulty of achieving these levels is consistent over each three-year performance period; however, volatile economic conditions and a significant shift in our business model have increased the uncertainty of our planning and forecasts and the relative difficulty of establishing appropriate targets. The Committee believes that the secondary measure of relative three-year average operating margin performance against an industry peer group provides a means of earning performance shares during periods of significant volatility and provides a reward for managing through difficult business cycles, controlling for industry effects. Under this secondary performance measure, if Columbia’s three-year average operating margin is below the 25th percentile of the peer group, no RSUs vest. The percentage of the shares subject to the three-year average operating margin performance criteria that vest if Columbia’s three-year operating margin is above the 25th percentile of the peer group is as follows:

Columbia’s Percentile Rank	% of RSUs that Vest
25-39	20%
40-54	50%
55-69	80%
70-84	110%
85+	140%

The relative operating margin measure compares Columbia’s three-year average operating margin to a peer group consisting of the following companies: Carters, Inc., Deckers Outdoor Group, Hanesbrands Inc., Jones Apparel Group, K-Swiss Inc., Liz Claiborne Inc., NIKE Inc., Oxford Industries, Philips-Van Heusen Corporation, Polo Ralph Lauren Corp., Quiksilver, The Timberland Company, Under Armour Inc., VF

Corporation, Volcom, Inc., Warnaco Group Inc., and Wolverine World Wide Inc. The companies in the peer group were approved by the Committee, and were chosen based on their comparability with Columbia’s business.

If data becomes unavailable for any company during the three-year cycle, due to a transaction or otherwise, operating margin will be averaged over the period for which data is available.

In 2008, the Committee granted RSU awards for the performance period 2008-2010 with the following targets:

	Cumulative Operating Income (2008-2010) (dollars in millions)
	At Least	$560	$590	$620	$660	$720	$780
Average Return on Invested Capital (2008-2010)	13%	0%	40%	50%	60%	75%	90%
	16%	65%	80%	85%	95%	115%	130%
	18%	80%	90%	100%	115%	135%	155%
	20%	90%	105%	115%	130%	150%	175%
	23%	105%	120%	130%	140%	170%	200%

The minimum levels of operating income and return on invested capital were not met for the 2008-2010 period, so each named executive officer forfeited the company performance component of the award. Our ability to meet the pre-established minimum levels of operating income and return on invested capital for the 2008 through 2010 period was significantly affected by, among other things, the unprecedented economic downturn coupled with a shift in our business model that included extraordinary incremental capital investments and costs in support of our corporate strategic plan, including expansion of our direct-to-consumer operations. Of the named executive officers eligible to receive awards, based on evaluation of annual performance results, Mr. McCormick and Mr. Timm satisfied all or a portion of the individual performance component requirements of the award (20%) and will receive that portion of the award once the award becomes fully vested on December 31, 2011. If Mr. McCormick continues employment with us through December 31, 2011, he will receive 960 shares. If Mr. Timm continues employment with us through December 31, 2011, he will receive 1,100 shares. Mr. Cusick was not eligible for performance-based RSU grants in 2008, and Mr. Boyle and Mrs. Boyle do not participate in the plan.

Change in control severance plan

In 2009, the Board adopted a change in control severance plan that offers certain key employees, including the named executive officers, based on level of position, income protection in the event that the participant’s employment with us is involuntarily terminated other than for cause, and to secure for the benefit of Columbia the services of the eligible employees, including the named executive officers in the event of a potential or actual change in control. Mr. Boyle and Mrs. Boyle are not eligible to participate in the plan. The Board believes these types of arrangements are common for companies against which we compete for talented key personnel and are beneficial for management recruitment purposes. For a description of the benefits to which the participating named executive officers would be entitled under the plan, see “Potential Payments upon Termination or Change in Control,” below.

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(3) ($)	Total ($)
Timothy P. Boyle	2010	830,192	—	—	—	1,421,838	33,336	2,285,366
President and CEO	2009	810,000	—	—	—	686,556	28,687	1,525,243
	2008	804,231	—	—	—	—	23,568	827,799

Gertrude Boyle	2010	814,385	—	—	—	642,096	20,635	1,477,116
Chairman of the Board	2009	795,000	—	—	—	332,310	64,785	1,192,095
	2008	789,231	—	—	—	—	15,488	804,719

Bryan L. Timm	2010	498,519	—	278,660	243,237	532,336	50,418	1,603,170
Executive Vice President and COO	2009	461,202	140,000	358,505	152,245	266,644	35,663	1,414,259
	2008	425,105	142,126	209,330	289,086	—	27,669	1,093,316

Michael W. McCormick	2010	477,308	—	278,660	243,237	532,336	42,691	1,574,232
Executive Vice President of Global Sales and Marketing	2009	443,116	60,000	356,191	150,645	266,644	30,738	1,307,334
	2008	383,308	139,600	182,688	264,307	—	29,789	999,692

Thomas B. Cusick	2010	352,962	—	184,894	161,330	280,280	26,090	1,005,556
Senior Vice President, Chief Financial Officer and Treasurer	2009	327,592	—	198,584	120,556	139,100	21,673	807,505

(1)	For 2010, amounts include employee contributions deferred under our 401(k) Excess Plan as follows: Mr. Boyle, $0; Mrs. Boyle, $0; Mr. Timm, $90,516; Mr. McCormick, $80,395; and Mr. Cusick, $29,910.

(2)	The amounts set forth in the “Stock Awards” and “Option Awards” columns reflects the aggregate grant date fair value computed in accordance with the requirements of FASB ASC Topic 718—Stock Compensation. These amounts may not correspond to the actual value eventually realized by each named executive officer, which depends on the extent to which performance conditions are ultimately met and the market value of our Common Stock in future periods. For example, Mr. Timm and Mr. McCormick did not realize these values for the 2008 performance-based RSU stock awards because not all of the performance objectives of the awards were met and therefore the company performance component of the RSUs was forfeited. The maximum payout amounts for the 2010 performance restricted stock units reported in the “Stock Awards” column above were as follows: Mr. Timm, $254,374; Mr. McCormick, $254,374 and Mr. Cusick, $168,791. Assumptions used in the calculation of these amounts are described in the Notes to Consolidated Financial Statements for each of the years ended December 31, 2008, 2009 and 2010, included in Columbia’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(3)	The amounts set forth in the “All Other Compensation” column consist of the following:

Name	Year	Matching Contributions under the Company’s 401(k) Profit Sharing Plan	Matching Contributions under the Company’s 401(k) Excess Plan	Profit Sharing Contributions under the Company’s 401(k) Profit Sharing Plan	Payment of Certain Fees†	Executive Officer Excess Disability Insurance Premium Payments	Payments for Health Care Benefits Not Provided to Other Employees	Miscellaneous Club Membership Fees
Timothy P. Boyle	2010	$11,000	—	*	—	*	*	*
Gertrude Boyle	2010	$11,000	—	*	*	—	*	*
Bryan L. Timm	2010	*	$37,008	*	—	*	—	—
Michael W. McCormick	2010	*	$31,948	*	—	*	—	—
Thomas B. Cusick	2010	*	$14,955	*	—	*	—	—

*	Value less than $10,000

†	Amount relates to security expenses incurred by Columbia for Mrs. Boyle in response to a kidnapping attempt of Mrs. Boyle in November 2010.

2010 Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Securities (#)	All Other Option Awards: Number of Securities Underlying Units (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)		Maximum ($)	Threshold (#)(2)	Target (#)	Maximum (#)
Timothy P. Boyle	1/21/2010	200,400	734,800		1,469,600	—	—	—	—	—	—	—
	1/21/2010	—	183,700	(1)	—	—	—	—	—	—	—	—

Gertrude Boyle	1/21/2010	163,800	327,600		655,200	—	—	—	—	—	—	—
	1/21/2010	—	81,900	(1)	—	—	—	—	—	—	—	—

Bryan L. Timm	1/21/2010 1/21/2010 1/21/2010 1/21/2010 3/29/2010	135,800 — — — —	271,600 67,900 — — —	(1)	543,200 — — — —	— — — — 0	— — — — 2,892	— — — — 4,917	— — 2,706 — —	— — — 26,727 —	— — — 41.23 —	— — 104,046 243,237 149,632
	3/29/2010	—	—		—	—	—	—	491	—	—	24,982

Michael W. McCormick	1/21/2010 1/21/2010 1/21/2010 1/21/2010 3/29/2010	135,800 — — — —	271,600 67,900 — — —	(1)	543,200 — — — —	— — — — 0	— — — — 2,892	— — — — 4,917	— — 2,706 — —	— — — 26,727 —	— — — 41.23 —	— — 104,046 243,237 149,632
	3/29/2010	—	—		—	—	—	—	491	—	—	24,982

Thomas B. Cusick	1/21/2010 1/21/2010 1/21/2010 1/21/2010 3/29/2010	71,500 — — — —	143,000 35,750 — — —	(1)	286,000 — — — —	— — — — 0	— — — — 1,919	— — — — 3,263	— — 1,795 — —	— — — 17,727 —	— — — 41.23 —	— — 69,018 161,330 99,289
	3/29/2010	—	—		—	—	—	—	326	—	—	16,587

(1)	Amount represents individual component target for achieving individual performance objectives under the Executive Incentive Compensation Plan. The target amount for the individual component also is a maximum amount under the plan.

(2)	At threshold performance no performance-based RSUs will be earned.

Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table

Salary

Salaries paid to our named executive officers are set forth in the Summary Compensation Table. The amounts set forth in the “Salary” column of the Summary Compensation Table include payments in 2010 for cash-out of personal time off. As a result, the salary paid to a named executive officer during the year (as reported on a cash basis in the Summary Compensation Table) may vary from the executive officer’s annualized salary. For fiscal 2010, salaries paid to our named executive officers (including the cash-out for personal time off) accounted for the following percentages of each named executive officer’s total compensation, as reported in the “total” column of the Summary Compensation Table: Mr. Boyle (36%), Mrs. Boyle (55%), Mr. Timm (31%), Mr. McCormick (30%), and Mr. Cusick (35%).

Stock Awards

We awarded time-based and performance-based RSUs to our named executive officers under our 1997 Stock Incentive Plan. The amounts set forth in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column of the 2010 Grants of Plan-Based Awards Table represent the threshold, target, and maximum number of performance-based RSUs that may be earned by each of the named executive officers during the January 1, 2010 through December 31, 2012 performance period, depending on the extent to which company performance goals are met or exceeded. RSUs earned during the performance period will vest on December 31, 2012, subject to approval by the Compensation Committee. The amounts set forth in the “All Other Stock Awards” column of the 2010 Grants of Plan-Based Awards Table represent the number of time-based RSUs granted to each named executive officer.

Option Awards

We awarded stock options to our named executive officers under our 1997 Stock Incentive Plan. The options granted to our named executive officers are set forth in the “All Other Option Awards” column of the 2010 Grants of Plan-Based Awards Table.

Non-Equity Incentive Plan Compensation

The Executive Incentive Compensation Plan pursuant to which we grant non-equity incentive plan awards is designed to satisfy the requirements of Section 162(m) of the Internal Revenue Code for qualified performance-based compensation. The Compensation Committee generally determines the structure of the overall short-term incentive program at the beginning of the year. In setting the structure and the amount of the overall bonus target, the Committee considers the company’s strategic goals and plan, its operational and financial budget, and other factors, all of which are designed to improve shareholder value. The maximum bonus payable to any executive officer under the plan for a calendar year is $2 million.

We may or may not award an annual cash bonus under the Executive Incentive Compensation Plan, and any amount awarded varies according to the achievement of company and individual performance objectives.

The Compensation Committee establishes targets for our incentive programs early in the fiscal year based upon current forecasts, business strategies and expectations. The Committee has the discretion, at or prior to the time it sets the performance target, to include or exclude any extraordinary items affecting the performance target and to adjust the performance target to take into account changes in accounting. Historically, the Committee has not exercised this discretion to any significant degree but instead has chosen to grant discretionary bonuses outside of the incentive plans when warranted, particularly when the extraordinary items occur late in the performance period.

The Compensation Committee also may reduce the amount payable under the Executive Incentive Compensation Plan to a named executive officer by up to 100%, based on factors that it determines warrant such a reduction and, again, historically has not exercised this discretion to any significant degree. Under the plan, the Committee has no discretion to increase any amount payable to a named executive officer. However, as noted above, the Committee may authorize additional cash compensation outside of the plan. For example, the Committee could award additional one-time compensation for retention purposes or for a named executive officer’s extraordinary contributions to Columbia.

The amounts set forth in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column of the 2010 Grants of Plan-Based Awards Table represent the threshold, target, and maximum payout amounts payable for achieving the corporate and individual performance objectives under the company’s Executive Incentive Compensation Plan for 2010 awards. The Compensation Committee determined at its January 20, 2011 meeting that the corporate performance objectives under this plan were met, achieving 114.2% of the income performance target and, accordingly, payouts were made under these awards and the actual amounts received by each named executive officer are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Based on the CEO’s assessments, the named executive officers, other than the Chairman and President and CEO, achieved their individual performance objectives. A discussion of the corporate performance targets that were achieved is set forth under the caption “Compensation Discussion and Analysis—Analysis of 2010 named executive officer compensation—Short-term incentive compensation” above. For fiscal 2010, the aggregate bonuses paid under our Non-Equity Incentive Compensation Plan to our named executive officers accounted for the following percentages of each named executive officer’s total compensation reported in the “Total” column of the Summary Compensation Table: Mr. Boyle (62%), Mrs. Boyle (43%), Mr. Timm (33%), Mr. McCormick (34%), and Mr. Cusick (28%).

All Other Compensation

All other compensation of our named executive officers is set forth in the Summary Compensation Table for Fiscal 2010 and described in greater detail in footnote 3 to the table.

Our 401(k) Profit Sharing Plan is our tax qualified retirement savings plan pursuant to which our U.S. employees, including the named executive officers, are able to make pre-tax contributions from their cash compensation. Typically, we make matching contributions for all participants each year equal to 50% of their elective deferrals up to 10% of their total eligible compensation. We also typically make annual profit sharing contributions to the accounts of our employees under the 401(k) Profit Sharing Plan. The contribution consists of amounts which are allocated among eligible employees based on a percentage of their annual salary. The total profit sharing contribution is determined each year by the Board of Directors. For 2010, the Board of Directors approved a profit sharing contribution of $1,400,000 that will be allocated among each eligible employee’s account in 2011.

The Internal Revenue Code limits the amount of compensation that can be deferred under the 401(k) Profit Sharing Plan, and also limits the amount of salary and bonus with respect to which matching contributions and profit sharing contributions can be made under that plan. Accordingly, we provide our executive officers and other highly compensated employees with the opportunity to defer their compensation, including amounts in excess of the tax law limit, under our nonqualified 401(k) Excess Plan. Under the plan, the participants may elect to defer up to 70% of eligible compensation and we may make matching contributions for the participants equal to 50% of their elective deferrals up to 10% of their total eligible compensation, minus the matching contribution the participant would have been eligible to receive under the qualified 401(k) Profit Sharing Plan. See the “2010 Nonqualified Deferred Compensation” table below.

We provide our named executive officers with competitive benefits. In 2010, our named executive officers were offered other benefits that were substantially the same as those offered to all of our U.S. employees. In addition to our 401(k) Profit Sharing Plan and 401(k) Excess Plan described above, these benefits included medical, dental and vision insurance. We also provide an enhanced long-term disability benefit to our named executive officers. This benefit is designed to provide additional protection to our named executive officers in the event of catastrophic illness or disability. We provide our Chairman, our President and CEO, and our President and CEO’s qualifying family members with medical insurance at no cost, and we reimburse our Chairman and our President and CEO for health care plan deductibles, co-payments, and other out-of-pocket health care expenses up to a maximum aggregate amount of $100,000 per individual and each dependent per year. We also pay various club membership fees for our Chairman and our President and CEO.

2010 Outstanding Equity Awards at Fiscal Year-End Table

		OPTION AWARDS				STOCK AWARDS
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable(1) (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Bryan L. Timm	04/19/02	15,000	—	38.29	04/18/12	—		—	—	—
	08/23/02	15,000	—	38.99	08/22/12	—		—	—	—
	03/11/03	18,000	—	33.69	03/10/13	—		—	—	—
	05/13/04	15,000	—	53.12	05/12/14	—		—	—	—
	09/06/05	15,000	—	45.88	09/05/15	—		—	—	—
	07/20/06	5,200	—	43.83	07/19/16	—		—	—	—
	01/18/07	9,302	198	58.26	01/17/17	—		—	—	—
	01/24/08	25,521	9,479	40.49	01/23/18	—		—	—	—
	01/24/08	—	—	—	—	1,100	(2)	66,330	—	—
	01/23/09	5,710	17,130	31.21	01/22/19	—		—	—	—
	01/23/09	—	—	—	—	5,934	(3)	357,820	—	—
	02/24/09	—	—	—	—	—		—	0	0
	01/21/10	—	—	—	—	2,706	(3)	163,172	—	—
	01/21/10	—	26,727	41.23	01/20/20	—		—	—	—
	03/29/10	—	—	—	—	491	(3)	29,607	—	—
	03/29/10	—	—	—	—	—		—	0	0

		123,733	53,534			10,231		616,929	0	0

Michael W. McCormick	08/07/06	5,500	—	49.65	08/06/16	—		—	—	—
	01/18/07	8,323	177	58.26	01/17/17	—		—	—	—
	01/24/08	23,333	8,667	40.49	01/23/18	—		—	—	—
	01/24/08	—	—	—	—	960	(2)	57,888	—	—
	01/23/09	5,650	16,950	31.21	01/22/19	—		—	—	—
	01/23/09	—	—	—	—	5,910	(3)	356,373	—	—
	02/24/09	—	—	—	—	—		—	0	0
	01/21/10	—	—	—	—	2,706	(3)	163,172	—	—
	01/21/10	—	26,727	41.23	01/20/20	—		—	—	—
	03/29/10	—	—	—	—	491	(3)	29,607	—	—
	03/29/10	—	—	—	—	—		—	0	0

		42,806	52,521			10,067		607,040	0	0

Thomas B. Cusick	03/11/03	375	—	33.69	03/10/13	—		—	—	—
	05/13/04	6,000	—	53.12	05/12/14	—		—	—	—
	07/20/06	3,600	—	43.83	07/19/16	—		—	—	—
	01/18/07	5,110	109	58.26	01/17/17	—		—	—	—
	01/24/08	9,567	3,553	40.49	01/23/18	—		—	—	—
	01/24/08	—	—	—	—	1,620	(3)	97,686	—	—
	01/23/09	4,522	13,564	31.21	01/22/19	—		—	—	—
	01/23/09	—	—	—	—	4,324	(3)	260,737	—	—
	02/24/09	—	—	—	—	—		—	0	0
	01/21/10	—	—	—	—	1,795	(3)	108,239	—	—
	01/21/10	—	17,727	41.23	01/20/20	—		—	—	—
	03/29/10	—	—	—	—	326	(3)	19,658	—	—
	03/29/10	—	—	—	—	—		—	0	0

		29,174	34,953			8,065		486,320	0	0

(1)	Option Grant Date	Vesting Schedule
	April 19, 2002	25% vested May 1, 2003, and the remaining 75% vested ratably over the following 36 months
	August 23, 2002	25% vested September 1, 2003, and the remaining 75% vested ratably over the following 36 months
	March 11, 2003	25% vested on April 1, 2004, and the remaining 75% vested ratably over the following 36 months
	May 13, 2004	25% vested on June 1, 2005, and the remaining 75% vested ratably over the following 36 months
	September 6, 2005	100% vested on September 6, 2006
	July 20, 2006	25% vested on August 7, 2007, and the remaining 75% vest ratably over the following 36 months
	August 7, 2006	25% vested on July 20, 2007, and the remaining 75% vest ratably over the following 36 months
	January 18, 2007	25% vested on January 18, 2008, and the remaining 75% vest ratably over the following 36 months
	January 24, 2008	25% vested on January 24, 2009, and the remaining 75% vest ratably over the following 36 months
	January 23, 2009	25% vest on each anniversary date over four years
	January 21, 2010	25% vest on each anniversary date over four years

(2)	These performance-based RSUs have been earned under the individual performance component of the equity-based incentive compensation plan, but have not yet vested. These RSUs vest on December 31, 2011.

(3)	Time-based RSU Grant Date	Vesting Schedule
	January 24, 2008	100% vested on January 24, 2011
	January 23, 2009	25% vest on each anniversary date over four years
	January 21, 2010	25% vest on each anniversary date over four years
	March 29, 2010	25% vest on each anniversary date over four years

(4)	At threshold performance no performance-based RSUs will be earned. Assuming performance objectives are met and approved by the Compensation Committee, the performance-based RSUs would vest as follows:

Grant Date	Performance Period	Vesting Schedule
February 24, 2009	2009-2011	December 31, 2012
March 29, 2010	2010-2012	December 31, 2012

(5)	Based on a value of $60.30 per share, the closing market price of our Common Stock on December 31, 2010.

Narrative Disclosure to 2010 Outstanding Equity Awards at Fiscal Year-End Table

All of our equity-based incentives are subject to vesting. Performance-based RSUs granted to named executive officers in 2010 vest on the last day of a three-year performance period, subject to approval by the Compensation Committee. For example, grants made in 2010 would become fully vested on December 31, 2012 if the performance goals for that period are achieved, subject to approval by the Compensation Committee.

The amounts set forth in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column represent the threshold number of performance-based RSUs that may be earned by each of the named executive officers for the January 1, 2009 through December 31, 2011 performance period (for 2009 grants), and the January 1, 2010 through December 31, 2012 performance period (for 2010 grants), depending on the extent to which company performance goals are met or exceeded. Any performance-based RSUs earned during the 2009 grant performance period will vest on December 31, 2012, and any RSUs earned during the 2010 grant performance period will vest on December 31, 2012, subject to approval by the Compensation Committee. The performance period for the 2008 grants is completed and the company performance component of the RSUs for the 2008 grant performance period were forfeited on December 31, 2010. All or a portion of the individual performance component has been met for each of the eligible named executive officers, and the individual performance component RSUs that were earned will vest on December 31, 2011. These individual component shares are set forth in “Number of Shares or Units of Stock that Have Not Vested” column above.

The amounts set forth in the “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” column were calculated using a value of $60.30 per share, the closing market price of our Common Stock on December 31, 2010, the last business day of the year, multiplied by the threshold number of performance-based RSUs granted that may be earned during the applicable performance period. This value may not correspond to the actual value that will be realized by the named executive officers, which depends on the extent to which performance conditions are ultimately met and the value of our Common Stock in future periods.

2010 Option Exercises and Stock Vested Table

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bryan L. Timm	2,559	114,767
Michael W. McCormick	2,757	124,708
Thomas B. Cusick	1,968	80,610

There were no stock option exercises by named executive officers in 2010.

2010 Nonqualified Deferred Compensation

Name	Executive Contributions in 2010(1)	Matching Company Contributions in 2010(1)	Aggregate Earnings in 2010(1)	Aggregate Balance at 12/31/2010(1)
Timothy P. Boyle	—	—	—	—
Gertrude Boyle	—	—	—	—
Bryan L. Timm	$90,516	$37,008	$31,039	$318,728
Michael W. McCormick	$80,395	$31,948	$28,747	$291,429
Thomas B. Cusick	$29,910	$14,955	$12,516	$126,340

(1)	All amounts reported in the Executive Contributions column are also included in amounts reported in the Salary column of the Summary Compensation Table. The amounts reported in the Matching Company Contributions column represent matching contributions made by us in early 2011 based on 2010 executive contributions; these amounts are also included in amounts reported for 2010 in the All Other Compensation column of the Summary Compensation Table. None of the amounts in the Aggregate Earnings column are included in amounts reported in the Summary Compensation Table because the company does not pay guaranteed, above-market or preferential earnings on deferred compensation. All other amounts included in the Aggregate Balance column have been reported in the Summary Compensation Table in this proxy statement or in prior year proxy statements.

Nonqualified Deferred Compensation Plan

The named executive officers are eligible to participate in our 401(k) Excess Plan, which became effective in 2008. Contributions based on salary and bonus in excess of the current tax law limit applicable for our qualified 401(k) Profit Sharing Plan are made as company contributions under the 401(k) Excess Plan. Participants in the 401(k) Excess Plan may elect in advance to defer up to 70% of their annual base salary, bonus and incentive payments and we may make matching contributions for the participants equal to 50% of their elective deferrals up to 10% of their total eligible compensation, minus the matching contribution the participant would have been eligible to receive under the qualified 401(k) Profit Sharing Plan. Our matching contribution for 2010 to the accounts of the named executive officers under the qualified and nonqualified plans are included under the heading “All Other Compensation” in the Summary Compensation Table above.

Amounts deferred under the 401(k) Excess Plan are credited to a participant’s account under the 401(k) Excess Plan. Each participant may allocate his or her account among a combination of two investment funds available under the 401(k) Excess Plan. Participants’ accounts are adjusted to reflect the investment performance of the funds selected by the participants. Participants can change the allocation of their account balances quarterly. The funds available under the 401(k) Excess Plan consist of 2 mutual funds with either a balanced or growth investment objective. The investment funds had annualized returns in 2010 of 13.7% and 14.3%, respectively. Amounts credited to participants’ accounts are invested by us in actual investments matching the investment options selected by the participants to ensure that we do not bear any investment risk related to participants’ investment choices.

Potential Payments Upon Termination or Change in Control

Pursuant to our Change in Control Severance Plan we have agreed to provide certain benefits to some of our named executive officers in the event that the executive’s employment with Columbia is involuntarily terminated without “cause” other than in connection with a change in control, or in the event that, in connection with a change in control, the executive’s employment with Columbia is terminated by us other than for “cause” or by the executive for “good reason.” Neither our President and CEO nor our Chairman is eligible to participate in the plan. The Board believes that these types of arrangements are common for companies against which we compete for talented key personnel and are beneficial for management recruitment purposes.

In our plans and agreements, “cause” generally includes personal dishonesty intended to result in substantial personal enrichment, conviction of a felony that is injurious to Columbia, willful acts that constitute gross misconduct that is injurious to Columbia, continued substantial violations of employment duties that are willful and deliberate and other substantial violations of the plan, including violation of Columbia’s Code of Conduct or other restrictive covenants agreed to under the plan. “Good reason” generally includes a change in position or responsibilities that does not represent a promotion, a decrease in compensation, or a home office relocation of over 75 miles.

Termination without cause or for good reason, following a change in control

Cash Severance Benefit. The change in control severance plan provides that each named executive officer, other than Mr. Boyle and Mrs. Boyle, would receive cash severance benefits payable if the officer’s employment is terminated by us without “cause” or by the officer for “good reason” after a change in control. In the event of a qualifying termination in connection with a change in control, the cash severance payment for Mr. Timm, Mr. McCormick and Mr. Cusick is equal to two times the sum of base annual salary plus a pro-rated portion of the officer’s target annual incentive. These amounts are payable in a lump sum following the participant’s signing of a waiver and release of claims and no later than two and one half months after the end of the fiscal year in which the termination occurred.

Insurance Continuation. In the event of a qualifying termination in connection with a change in control, each participant would receive health insurance benefits for the shorter of 18 months or the COBRA coverage period.

Equity Acceleration. In the event of a qualifying termination in connection with a change in control, outstanding options and time-based RSUs would accelerate in full, and performance-based RSUs would accelerate to the extent earned as of that date, determined on a pro-rated basis for the applicable performance period.

The following table shows the estimated change in control benefits that would have been payable to the named executive officers if the named executive officer were terminated by us without cause, or if the named executive officer terminated his employment for good reason, in connection with a change in control, as of December 31, 2010.

Name	Cash Severance Benefit	Insurance Continuation(1)	Option Acceleration(2)	Time-based Restricted Stock Unit Acceleration(3)	Performance- based Restricted Stock Unit Acceleration(4)	Total Lump Sum Payments
Bryan L. Timm	$1,649,000	$20,934	$1,196,179	$550,599	$198,869	$3,615,581
Michael W. McCormick	$1,649,000	$18,233	$1,174,814	$549,152	$189,764	$3,580,963
Thomas B. Cusick	$1,072,500	$20,934	$803,238	$486,319	$60,843	$2,443,834

(1)	The amounts in the table above represent the present value of 18 months of health insurance benefit payments to each officer at the rates paid by us as of December 31, 2010.

(2)	Option Acceleration. The amounts in the table above represent the value that would be realized on acceleration of outstanding options based on the difference between the exercise price and $60.30, which was the closing price of our Common Stock on December 31, 2010.

(3)	Time-based Restricted Stock Unit Acceleration. The amounts in the table above represent the number of shares that would be issued under the awards, multiplied by a stock price of $60.30 per share, which was the closing price of our Common Stock on December 31, 2010, the last trading day of 2010. See “2010 Outstanding Equity Awards at Fiscal Year End” table and “Compensation Discussion and Analysis—Analysis of 2010 named executive officer compensation—Equity-based incentives,” above.

(4)	Performance-based Restricted Stock Unit Acceleration. The amounts in the table above were calculated using a value of $60.30 per share, the closing market price of our Common Stock on December 31, 2010, the last business day of the year, multiplied by the number of RSUs earned as of that date, determined on a pro-rated basis for the applicable performance period. This value may not correspond to the actual value that will be realized by the named executive officers, which depends on the extent to which performance conditions are ultimately met and the value of our Common Stock in future periods.

Termination without cause

Cash Severance Benefit. The change in control severance plan provides that each named executive officer, other than Mr. Boyle and Mrs. Boyle, would receive cash severance benefits payable if the officer’s employment is terminated by us at any time without “cause.” In the event that a named executive officer’s employment is terminated by us without “cause” and not in connection with a change in control, the cash severance benefit payment for Mr. Timm, Mr. McCormick and Mr. Cusick would be equal to one and one half times the sum of base annual salary plus a pro-rated portion of the officer’s target annual incentive. These amounts are payable in a lump sum following the participant’s signing of a waiver and release of claims and no later than two and one half months after the end of the fiscal year in which the termination occurred.

Insurance Continuation. In the event of a termination other than in connection with a change in control, Mr. Timm, Mr. McCormick and Mr. Cusick would receive health insurance benefits for the shorter of 18 months or the COBRA coverage period.

Equity Acceleration. In the event of a termination other than in connection with a change in control, the vesting of neither options nor RSUs would accelerate.

The following table shows the estimated severance benefits that would have been payable to each of the named executive officers if his employment was terminated by us without “cause” on December 31, 2010.

Name	Cash Severance Benefit	Insurance Continuation(1)	Total Lump Sum Payments
Bryan L. Timm	$1,236,750	$20,934	$1,257,684
Michael W. McCormick	$1,236,750	$18,233	$1,254,983
Thomas B. Cusick	$804,375	$20,934	$825,309

(1)	Insurance Continuation. The amounts in the table above represent the present value of 18 months of health insurance benefit payments, at the rates paid by us as of December 31, 2010.

Termination due to Death or Disability

The following table shows the estimated payout for each named executive officer had his employment terminated on December 31, 2010 as a result of death or disability. The time-based RSU award agreement generally requires the officer to be employed by us on the date of issuance to receive an award payout, but provides that if employment terminates earlier as a result of death or disability the officer will be entitled to acceleration of all unvested shares.

Name	Time-based Restricted Stock Unit Acceleration(1)
Bryan L. Timm	$550,599
Michael W. McCormick	$549,152
Thomas B. Cusick	$486,319

(1)	Time-based Restricted Stock Unit Acceleration. The amounts in the table above represent the number of shares that would be issued under the awards, multiplied by a stock price of $60.30 per share, which was the closing price of our Common Stock on December 31, 2010, the last trading day of 2010. See “2010 Outstanding Equity Awards at Fiscal Year End” table and “Compensation Discussion and Analysis—Analysis of 2010 named executive officer compensation—Equity-based incentives,” above.

PROPOSAL 3: ADVISORY VOTE (NON-BINDING) APPROVING EXECUTIVE COMPENSATION

Shareholders are provided with the opportunity to cast an advisory vote on executive compensation as described below. Columbia values the views of its shareholders and is committed to excellence in the design and effectiveness of Columbia’s executive compensation program.

Columbia’s executive compensation program is designed to attract, retain and motivate key, highly-talented executive officers and to align executive officer and shareholder financial interests, while encouraging prudent risk taking in order to achieve long-term shareholder objectives. Columbia believes that its executive compensation program, which includes long-term equity awards as a significant component of an executive officer’s overall compensation opportunity, satisfies this goal and is strongly aligned with the long-term interests of its shareholders. Columbia’s total shareholder return over the prior 1-, 3- and 5-year periods was 61.1%, 47.9% and 38.3%, respectively.

The Compensation Discussion and Analysis in this Proxy Statement describes our executive compensation program and the decisions made by the Compensation Committee in 2010 in more detail. Highlights of the program include the following:

•

Columbia’s fiscal 2010 net sales increased $239.5 million, or 19%, to a record $1.48 billion, and fiscal 2010 earnings per diluted share were $2.26, compared to $1.97 per diluted share in 2009, resulting in the achievement of 114.2% of the bonus target established under the Executive Incentive Compensation Plan;

•

The named executive officers, other than Mrs. Boyle and Mr. Boyle, receive long-term equity awards in the form of stock options and restricted stock units (“RSUs”) subject to long-term vesting requirements and a significant portion of which are also subject to performance requirements. For these officers, equity awards constitute the majority of each executive’s total compensation opportunity. Columbia believes these awards ensure that a significant portion of the executives’ compensation is tied to long-term stock price performance;

•

Based on the pre-established minimum levels of operating income and return on invested capital for the 2008-2010 performance period, the company performance component target of the performance-based restricted stock unit grant for that period was not met and, accordingly, forfeited;

•	Neither Mrs. Boyle nor Mr. Boyle received equity compensation grants since both already hold a significant amount of our Common Stock;

•	Salary increases for the named executive officers ranged from 3% to 10% based on market conditions and performance factors;

•	For each named executive officer other than Mrs. Boyle, bonus and equity awards comprised more than 50% of the target total direct compensation;

•	Mr. Boyle’s total cash compensation for 2010 was $2,285,366, of which $1,421,838 was earned upon achieving performance objectives established under the Executive Incentive Compensation Plan;

•

Cash compensation (base salary and annual performance-based cash bonus award) levels for the other named executive officers were consistent with the levels generally provided by competitive companies. Columbia has no long-term cash compensation program for its named executive officers;

•

Each of our executive officers is employed “at will” and we have no employment or similar agreements with any of our named executive officers, other than a change in control and severance plan approved by the Board of Directors, in which our Chairman and our President and CEO are not eligible to participate; and

•	Columbia generally does not provide any perquisites or tax reimbursements or other benefits to the named executive officers that are not available to other employees.

Columbia believes the compensation program for the named executive officers helped to motivate the executive officers and encouraged appropriate risk-taking in order to achieve strong financial performance, despite a challenging macroeconomic environment.

We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under “Compensation Discussion and Analysis,” the compensation tables and the footnotes and narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

Although this vote is advisory and non-binding on the Board or the company, the Board and the Compensation Committee, which is responsible for designing and administering Columbia’s executive compensation program, value the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation policies and decisions for named executive officers.

RECOMMENDATION BY THE BOARD OF DIRECTORS

The Board recommends a vote FOR approval of the compensation of the company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the

Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables). This proposal will be approved if a quorum is present at the meeting and the votes cast in favor of this proposal exceed the votes cast opposing this proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. The proxies will be voted on this proposal in accordance with the instructions specified on the proxy form.

PROPOSAL 4: ADVISORY VOTE (NON-BINDING) DETERMINING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

As described in Proposal No. 3 above, Columbia’s shareholders are being provided the opportunity to cast an advisory vote on Columbia’s executive compensation program. The advisory vote on executive compensation described in Proposal No. 3 above is referred to as a “say-on-pay vote.”

The Dodd-Frank Act also enables Columbia shareholders to vote, on an advisory or non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of Columbia’s named executive officers. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years.

After careful consideration of the alternatives, the Board believes that say-on-pay votes should be conducted every year so that shareholders may annually express their views on Columbia’s executive compensation policies and programs.

Advisory Vote

The Board will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, the Board may decide that it is in the best interests of Columbia and its shareholders to hold an advisory vote more or less frequently than the alternative that has been selected by our shareholders.

RECOMMENDATION BY THE BOARD OF DIRECTORS

The Board recommends a vote FOR “ONE YEAR” on Proposal No. 4 (as opposed to every two years or every three years). Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. The proxies will be voted on this proposal in accordance with the instructions specified on the proxy form.

ADDITIONAL INFORMATION

Form 10-K. We will provide without charge upon the written request of any beneficial owner of shares of our Common Stock entitled to vote at the annual meeting, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2010. Written requests should be mailed to Peter J. Bragdon, Senior Vice President of Legal and Corporate Affairs, General Counsel and Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229.

Other Materials. All materials filed by us with the Securities and Exchange Commission may be obtained at the Securities and Exchange Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or through the Securities and Exchange Commission’s website at www.sec.gov.

Shareholder Proposals to be Included in Columbia’s Proxy Statement. To be considered for inclusion in proxy materials for our 2012 annual meeting of shareholders, a shareholder proposal must be received by Columbia by December 7, 2011.

Shareholder Proposals Not in Columbia’s Proxy Statement. Shareholders may present proposals for action at this annual meeting or at another annual meeting of shareholders in accordance with the Columbia’s bylaws, a copy of which is available upon written request to Columbia Sportswear Company, Attention: Peter J. Bragdon, Senior Vice President of Legal and Corporate Affairs, General Counsel and Secretary, 14375 NW Science Park Drive, Portland, Oregon 97229. A shareholder must deliver timely notice of the proposed business to the Secretary. For purposes of our 2012 annual meeting of shareholders, to be timely, the notice must be received by Columbia no earlier than December 7, 2011, and no later than January 6, 2012.

Discretionary Authority. The proxies to be solicited by us through our Board of Directors for our 2012 annual meeting of shareholders will confer discretionary authority on the proxy holders to vote on any shareholder proposal presented at the annual meeting if we fail to receive notice of the shareholder’s proposal for the meeting by January 6, 2012.

Shareholder Nominations for Director. Shareholders may nominate directly candidates for election to the Board of Directors at an annual meeting in accordance with the company’s bylaws by delivering timely notice in writing to the Secretary, as described above. The notice must include (a) the name and address of the shareholder who intends to make the nomination, (b) the name, age, business address and residence address of each nominee, (c) the principal occupation or employment of each nominee, (d) the class and number of shares of the company that are beneficially owned by each nominee and by the nominating shareholder, (e) any other information concerning the nominee that must be disclosed in proxy solicitations pursuant to Regulation 14A of the Securities Exchange Act of 1934, and (f) the signed consent of each nominee to serve as a director of the company if elected.

By Order of the Board of Directors

/s/ Timothy P. Boyle
Timothy P. Boyle President and Chief Executive Officer

Portland, Oregon

April 5, 2011

2011 ANNUAL MEETING OF SHAREHOLDERS

Friday, May 27, 2011

3:00 p.m. Pacific Time

Columbia Sportswear Company

14375 NW Science Park Drive

Portland, Oregon 97229

(503) 985-4000

DIRECTIONS

From I-5 North of Portland:

•	Take I-5 South to I-405 South

•	Follow I-405 South to Hwy. 26 West

From I-5 South of Portland:

•	Take I-5 North to Hwy. 217 North

•	Follow Hwy. 217 North to Hwy 26 West

From Highway 26 West, take Exit #67/Murray Blvd. Turn right on Murray Blvd., left on NW Science Park Drive, and right into our parking lot at 14375 NW Science Park Drive.

COLUMBIA SPORTSWEAR COMPANY 14375 NW SCIENCE PARK DRIVE PORTLAND, OR 97229

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M32189-P05684                KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COLUMBIA SPORTSWEAR COMPANY			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
			☐	☐	☐
1.	Election of Directors
Nominees
	01) Gertrude Boyle	06) Andy D. Bryant
	02) Timothy P. Boyle	07) Edward S. George
	03) Sarah A. Bany	08) Walter T. Klenz
	04) Murrey R. Albers	09) Ronald E. Nelson
	05) Stephen E. Babson	10) John W. Stanton
The Board of Directors recommends you vote FOR proposals 2 and 3:								For	Against	Abstain
2	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2011.							☐	☐	☐
3.	To approve, by non-binding vote, executive compensation.							☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:							1 Year	2 Years	3 Years	Abstain
4.	To recommend, by non-binding vote, the frequency of executive compensation votes.						☐	☐	☐	☐
For address changes/comments, mark here. (see reverse for instructions)					☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2010 Annual Report to Shareholders are available at www.proxyvote.com.

M32190-P05684

COLUMBIA SPORTSWEAR COMPANY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

MAY 27, 2011

The undersigned hereby appoints Gertrude Boyle, Timothy P. Boyle, Thomas B. Cusick and Peter J. Bragdon, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Columbia Sportswear Company Common Stock that the signatory on the reverse side is entitled to vote, and, in their discretion, to vote upon any other business that may properly come before the Annual Meeting of Shareholders of Columbia Sportswear Company to be held May 27, 2011 or at any adjournments or postponements of the Annual Meeting, with all powers which the signatory on the reverse side would possess if personally present.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THE SIGNED PROXY IS RETURNED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side